UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Dominion Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2011 Proxy Statement Contents

1	Notice of Annual Meeting

2	Questions and Answers About the Annual Meeting and Voting

6	Corporate Governance and Board Matters
Director Independence
Related Party Transactions
Board Leadership Structure and Role in Risk Oversight
Executive Sessions of Directors
Committees and Meeting Attendance
Communications With Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Compensation Committee Interlocks and Insider Participation
Shareholder Proposals and Director Nominations
Non-Employee Director Compensation

15	Share Ownership

16	Item 1 — Election of Directors

22	The Audit Committee Report

24	Auditors

24	Item 2 — Ratification of Appointment of Auditors

25	Compensation, Governance and Nominating Committee Report

25	Compensation Discussion and Analysis

Executive Summary

Objectives of Dominion’s Executive Compensation Program and the Compensation Decision-Making Process

Elements of Dominion’s Compensation Program

Other Relevant Compensation Practices

44	Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
Equity Compensation Plans

58	Item 3 — Advisory Vote on Executive Compensation (Say on Pay)

59	Item 4 — Advisory Vote on the Frequency of the Say on Pay Vote

60	Shareholder Proposals

Important Notice Regarding the Availability of Proxy Materials for

Dominion’s 2011 Annual Meeting of Shareholders to be Held on May 12, 2011

Dominion’s Notice of Annual Meeting, 2011 Proxy Statement, 2010 Summary Annual Report

and 2010 Annual Report on Form 10-K are available on our website at

www.dom.com/proxy

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

March 24, 2011

Dear Fellow Shareholder:

On Thursday, May 12, 2011, Dominion Resources, Inc. will hold its 2011 Annual Meeting of Shareholders at the Boar’s Head Inn, 200 Ednam Drive, Charlottesville, VA 22903. The meeting will begin at 9:30 a.m. Eastern Time. Only shareholders who owned stock at the close of business on March 4, 2011 may vote at this meeting or any adjournments that may take place.

Matters to be voted on at this meeting are as follows:

•	Election of the 12 director nominees named in this Proxy Statement;
•	Ratification of the appointment of independent auditors for the audit of our 2011 financial statements and internal controls over financial reporting;
•	An advisory vote on executive compensation (“say on pay”);
•	An advisory vote on the frequency of the say on pay vote;
•	Seven shareholder proposals, if presented; and
•	Consideration of other business properly presented at the meeting.

We are pleased to deliver proxy materials again this year to some shareholders over the Internet. Utilizing Internet delivery allows us to distribute our proxy materials in an environmentally responsible and cost-effective manner. For more information, please see the Notice of Internet Availability of Proxy Materials narrative on page 2.

This Proxy Statement, our 2010 Summary Annual Report and Dominion’s Annual Report on Form 10-K will be mailed or be available to you electronically around March 24, 2011. For information on voting your shares and attending the meeting, please see pages 2-5. For your convenience and to expedite the registration process at the meeting, we are making Admission Tickets available in advance. If you plan to attend the meeting, please follow the instructions on pages 4-5.

Please vote your proxy as soon as possible. Your vote is very important to us and we want your shares to be represented at the meeting.

By Order of the Board of Directors,

Carter M. Reid

Vice President, General Counsel and Corporate Secretary

Questions and Answers About the Annual Meeting and Voting

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion Resources, Inc. (Dominion) common stock as of March 4, 2011, and are therefore eligible to vote at Dominion’s Annual Meeting of Shareholders to be held on May 12, 2011 (the 2011 Annual Meeting). These materials allow you to exercise your right to vote at the 2011 Annual Meeting and provide you with important information about Dominion and the items to be presented for a vote at this meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

Some shareholders received a Notice of Internet Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to shareholders. On March 24, 2011, we began mailing the Notice to certain shareholders of record as of March 4, 2011, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

What is a proxy?

A proxy is your legal designation of another person to vote your shares at the 2011 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card is solicited by your Board of Directors (the Board) for the 2011 Annual Meeting. By signing and returning it, you will be designating two non-employee members of the Board of Directors and Dominion’s Corporate Secretary as proxies to vote your shares at the 2011 Annual Meeting based on your direction. You also may vote your shares by telephone or over the Internet as described below.

Who is entitled to vote?

All shareholders who owned Dominion common stock at the close of business on March 4, 2011 (the record date) may vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2011 Annual Meeting. There were 579,566,131 shares of Dominion common stock outstanding on the record date.

What are the matters on which I will be casting a vote?

You will be voting on the following:

•	Election of the 12 director nominees named in this Proxy Statement
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2011
•	An advisory vote on executive compensation (say on pay)
•	An advisory vote as to frequency of the say on pay vote
•	Seven shareholder proposals, if presented
•	Other business properly presented at the meeting

Your Board of Directors is soliciting this proxy for the 2011 Annual Meeting and recommends that you vote FOR all of the director nominees named in this Proxy Statement, FOR the ratification of Deloitte & Touche LLP as our independent auditors for 2011, FOR ratifying the executive compensation of those officers named in this proxy and FOR holding the say on pay vote every year.

Your Board recommends that you vote AGAINST the seven shareholder proposals.

How do I vote my shares?

Your voting method varies depending on whether you are a Shareholder of Record, Beneficial Owner or participant in a Dominion Employee Savings Plan.

Shareholders of Record

If your shares are registered directly in your name on Dominion’s records (including any shares held in Dominion Direct®, Dominion’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion.

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If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 6:00 a.m. Eastern Time on the day of the 2011 Annual Meeting.

•	If you attend the 2011 Annual Meeting, you may vote your shares in person. For identification requirements, please see What do I need to bring to be admitted to the Annual Meeting?

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You may revoke your proxy and change your vote before the Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the Annual Meeting.

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All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. However, no vote will be recorded if you specify how you want your shares voted, but do not properly sign your proxy card.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other shareholder of record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other shareholder of record on how to vote your shares.

•	Follow the instructions on the voting instruction form or Notice provided to you by the institution that holds your shares.

•	To vote in person at the 2011 Annual Meeting, you must present a valid picture identification and a legal proxy provided by the institution that holds your shares.

•	Please see What is discretionary voting by brokers? below.

Dominion Employee Savings Plan Participants

If your shares are held under one of the company’s Employee Savings Plans, you are considered the “Beneficial Owner” of shares held in your plan account. The Notice has been forwarded to you by the Trustee for the Plans. As the Beneficial Owner, you have the right to direct the Trustee on how to vote your shares.

•	You may submit your voting instructions over the Internet using the instructions provided on the Notice. If you wish to change your voting instructions, follow the instructions on the Notice.

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To allow sufficient time for the Trustee to vote your shares, your voting instructions must be received by 6:00 a.m. Eastern Time, May 6, 2011. Only the Trustee can vote your plan shares, even if you attend the meeting in person.

•	The Trustee will vote according to your instructions and will keep your vote confidential.

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If you do not vote your Employee Savings Plan shares or if you return your vote instruction card signed with no direction given, your shares will be voted by the Trustee as directed by the independent fiduciary hired by the Plan Administrator.

What is discretionary voting by brokers?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of Deloitte & Touche LLP as our independent auditors. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on executive compensation (say on pay), advisory vote as to the frequency of the say on pay vote or on any of the shareholder presented proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct the 2011 Annual Meeting, a majority of the shares outstanding on the record date of March 4, 2011 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2011 Annual Meeting in person or if you return a properly executed proxy by mail or place your vote over the Internet or by telephone.

What are the voting requirements to elect the directors and to approve each of the proposals in this Proxy Statement?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. Because there are 12 seats on our Board of Directors, this means that if there are more than 12 persons properly nominated for election, the 12 nominees receiving the most votes will be elected, even if the number of votes cast for the director do not exceed those that were not cast for him or her. All of the other items on the agenda require the majority of the votes cast in order to be approved. Broker discretionary voting is permitted only for Item 2, which is the proposed ratification of the appointment of our independent auditors. Broker non-votes or abstentions will not be counted as a vote in favor or against any of the items presented.

Will any other matters be voted on at the Annual Meeting?

Management and the Board are not aware of any matters that may properly be brought before the 2011 Annual Meeting other than the matters disclosed in this Proxy Statement, except that management has received notice from a shareholder that she intends to present an individual for nomination as a director at the 2011 Annual Meeting. If this shareholder does properly present her nominee at the 2011 Annual Meeting, the number of nominees for director will exceed the number of directors to be elected, and directors will be elected by a plurality of the votes cast, rather than by majority vote. In this situation, the person or persons voting the proxies solicited by the Board for the meeting will vote as directed by you with respect to the election of the 12 directors named in this Proxy Statement and will withhold or abstain from voting on the shareholder’s director nominee. If any other matters not disclosed in this Proxy Statement are properly presented at the 2011 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

Do I have to attend the Annual Meeting in order to vote my shares?

No. Whether or not you plan to attend this year’s meeting, you can vote your shares by proxy. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

What do I need to bring to be admitted to the Annual Meeting?

We strongly encourage you to request an Admission Ticket by emailing shareholder.services@dom.com or by contacting Dominion Shareholder Services at 1-800-552-4034. In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver’s license or passport. (Admission Tickets are not transferrable.)

If you do not request an Admission Ticket in advance, you must present a valid picture identification and proof of ownership of your Dominion shares to be admitted to the 2011 Annual Meeting. Proof of ownership can be any of the following:

•	Dominion account statement
•	Brokerage account statement
•	A letter from the bank or broker that holds your shares

If you are a Beneficial Owner and plan to vote at the meeting, you must bring the legal proxy that was provided to you by the institution that holds your shares. If you are an authorized proxy, you must present the proper documentation. In all cases, valid photo identification is also required.

Cameras, cell phones, recording devices and other electronic devices will not be permitted to be in use during the meeting. Rules of the meeting will be printed on the back of the agenda that will be given to you at the meeting.

Will seating be limited at the Annual Meeting?

Seating will be limited and shareholders will be admitted on a first come, first served basis. Registration will begin one hour before the start of the meeting. Having an Admission Ticket will expedite your registration.

Will shareholders be given the opportunity to ask questions at the Annual Meeting?

Yes. The Chairman will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

Who will pay for the cost of this proxy solicitation and who will count the votes?

Dominion will pay for the cost of soliciting proxies. Some of our employees may telephone shareholders after the initial mail solicitation, but will not receive any special compensation for making the calls. We have also retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the 2011 Annual Meeting.

Can I access the Notice of Annual Meeting, 2011 Proxy Statement, 2010 Summary Annual Report and 2010 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at www.dom.com/proxy.

How can I access future proxy materials and annual reports on the Internet?

If you received the printed proxy materials this year, you can consent to access these materials electronically in the future by marking the appropriate box on your proxy card or by following the instructions provided when voting by telephone. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an e-mail notice when future proxy materials are available to view online. By opting to access your proxy materials online, you will save Dominion the cost of producing and mailing documents to you, and help preserve environmental resources. Your choice will remain in effect unless you notify Dominion that you wish to resume mail delivery of these documents. You can request paper copies of these documents by writing us at Dominion Resources, Inc., Shareholder Services, P.O. Box 26532, Richmond, VA 23261; by phoning us at 1-800-552-4034; or by emailing us at shareholder.services@dom.com.

If you hold your shares in street name, please refer to the information provided by the institution that holds your shares for instructions on how to elect this option.

What is “householding” and how does it affect me?

For Shareholders of Record who received printed proxy materials, a single copy of the 2011 Proxy Statement, 2010 Summary Annual Report and 2010 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address. Any shareholder who would like to receive a separate annual report package may call or write us at the address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive combined mailings in the future, please contact us as shown above. Shareholders who hold their shares in street name should contact the institution that holds the shares regarding combined mailing.

Corporate Governance and Board Matters

The Board is charged with the responsibility of overseeing Dominion’s management, as well as the business and affairs of Dominion on behalf of its shareholders. The Board and management also recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. Dominion’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. Our Corporate Governance Guidelines address, among other things, the composition and responsibilities of the Board, director independence standards, details of our Bylaws concerning the election of directors by majority vote, stock ownership requirements and compensation of non-employee directors, management succession and review, and the recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct. The Compensation, Governance and Nominating (CGN) Committee regularly reviews our Corporate Governance Guidelines and recommends modifications to these guidelines to the Board when appropriate and when NYSE and Securities and Exchange Commission (SEC) regulations require changes. In February 2011, our Corporate Governance Guidelines were amended to formally designate the Chair of the CGN Committee as Dominion’s Lead Director when the Chairman of the Board is not an independent director. The amended Corporate Governance Guidelines further clarify the role of the Lead Director and reflects the duties and responsibilities that the Chair of the CGN Committee had already been performing and exercising. The duties and responsibilities of the Lead Director are also discussed in Board Leadership Structure and Role in Risk Oversight.

Our Corporate Governance Guidelines, which include our director independence standards, can be found on Dominion’s website at www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf. In addition to our Corporate Governance Guidelines, other information relating to governance can be found on the governance page of our website, www.dom.com/investors/corporate-governance/index.jsp, including:

•	Information regarding the current members of our Board of Directors;
•	A description of each of our Board committees (Audit, CGN, and Finance and Risk Oversight) as well as each committee’s current charter and members;
•	Our Articles of Incorporation;
•	Our Bylaws;
•	Our related party transaction guidelines;
•	Information related to our political contributions; and
•	Information about how to communicate with our non-management directors.

Our Code of Ethics and Business Conduct applies to our Board of Directors, our principal executive, financial and accounting officers, and all other employees, and can be found on our website at www.dom.com/investors/corporate-governance/governance-policies-and-guidelines.jsp. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted at this website address.

You can request a paper copy of our Code of Ethics and Business Conduct or any other governance document at no charge by writing to our Corporate Secretary at Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261, or phoning us at 1-800-552-4034.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines and NYSE listing standards require that our Board must be composed of a majority of independent directors. To assist it in assessing director independence, our Board has adopted a set of independence standards that meets the independence requirements of the NYSE listing standards. In applying our independence standards and applicable SEC and NYSE criteria, the Board considers relevant facts and circumstances in making an independence determination.

Our independence standards also include categorical standards that identify categories of commercial and charitable relationships that the Board has determined to not be material relationships and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board in determining independence, but are reported to the CGN Committee annually. Our Board may determine that a director is independent even if that director has a relationship that does not meet these categorical standards, provided that relationship does not violate the NYSE rules. If such a determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement.

The full text of our independence standards is included in the appendix to our Corporate Governance Guidelines and may be found on our website at www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf.

Our Audit Committee and CGN Committee charters also contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion except in their capacity as a director or committee member or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that at least two members of the committee must meet the requirements to be considered outside directors under Section 162(m) of the Internal Revenue Code.

Based on the NYSE’s and Dominion’s independence standards and all relevant facts and circumstances, the Board determined that the following directors are independent: Messrs. Barr, Brown, Davidson, Harris, Jepson, Kington, Royal, Spilman and Wollard and Mses. Dragas and McKenna. The Board determined that Mr. Farrell is not independent because he is a current Dominion employee.

In determining the independence of Dr. Brown, the CGN Committee considered the employment of an adult, financially independent immediate family member during 2010 by a law firm that provides services to Dominion and concluded that Dr. Brown did not have a material interest in that employment relationship. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Dr. Brown’s independence.

In determining the independence of Mr. Harris, the CGN Committee considered the commencement of employment of an adult, financially independent immediate family member in January 2011 by a law firm that provides services to Dominion and concluded that Mr. Harris did not have a material interest in that employment relationship. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Mr. Harris’s independence.

The CGN Committee also reviewed the benefits provided to Mr. Davidson in accordance with his retirement agreement from his previous service as chief executive officer (CEO) of Consolidated Natural Gas Company (CNG) and in connection with CNG’s merger with Dominion. The CGN Committee recommended and the Board concurred that the retirement agreement does not affect Mr. Davidson’s independence.

RELATED PARTY TRANSACTIONS

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interest arising out of financial transactions, arrangements and relations between Dominion and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, a beneficial owner of more than 5% of Dominion’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which the related person has or will have a direct or indirect material interest.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are also among the factors considered in determining the significance of the information to the investors.

The CGN Committee has reviewed certain categories of transactions and determined that transactions between Dominion and a related person that fall within such categories will not result in the related person receiving a direct or indirect material interest. Under our guidelines, such transactions are not deemed related party transactions and therefore not subject to review by the CGN Committee. The categories of excluded transactions include, among other items, compensation and expense reimbursements paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts. The full text of the guidelines can be found on our website at www.dom.com/investors/corporate-governance/pdf/related_party_guidelines.pdf.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Management reviews the potential related party transactions and assesses whether any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to approve or ratify the related party transactions identified. The CGN Committee may only approve or ratify related party transactions that are in, or are not inconsistent with, the best interests of Dominion and its shareholders and are in compliance with our Code of Ethics and Business Conduct.

Since January 1, 2010, there have been no related party transactions involving Dominion that were required either to be approved under Dominion’s policies or reported under the SEC’s related party transaction rules.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Corporate Governance Guidelines provide that our Board will determine whether to have a joint CEO and Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. The Board believes that the most effective leadership structure for Dominion at this time is for Mr. Farrell to serve as both Dominion’s CEO and Chairman of the Board of Directors for the reasons set forth below.

The Board believes a combined CEO and Chairman position provides an efficient and effective leadership model for the company. A combined CEO and Chairman role promotes unified leadership and direction for the company and the effective execution of the company’s strategy and business plans. The Board believes Mr. Farrell provides the necessary experience and skills to lead the company in addressing the region’s energy demands, financial and economic issues, and environmental and regulatory challenges of the future.

The Board believes there is no single best leadership structure that is the most effective in all circumstances, and may decide to separate the positions of CEO and Chairman in the future if it deems it is appropriate and in the best interests of the company. The Board has adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position. All directors except for Mr. Farrell are independent and all committees of the Board are made up of entirely independent directors. Dominion also has a Lead Director who leads the executive session of our independent, non-management directors at each regularly scheduled Board meeting. Our Corporate Governance Guidelines designate the Chairman of the CGN Committee as Dominion’s Lead Director when the Chairman of the Board is not an independent director. The duties and responsibilities of the Lead Director include:

•	Presiding at all meetings of the Board when the Chairman of the Board is not present, including executive sessions of the independent directors;
•	Serving as a liaison on Board-wide issues between the Chairman of the Board and the independent directors;
•	Having the authority to call meetings of the independent directors, as needed;
•	Reviewing and consulting with the Chairman on Board meeting agendas and information sent to the Board; and
•	Reviewing and consulting with the Chairman on Board meeting schedules to assure sufficient time for discussion of all agenda items.

Our Lead Director also leads the evaluation of the performance of our CEO, oversees the Board annual self-evaluation, encourages and facilitates active participation of all directors and monitors and coordinates with management on corporate governance issues and developments. The Board believes that designating a Lead Director as well as having a majority of independent directors provides an effective counterbalance to the combined Chairman and CEO role.

Board members also have complete and open access to management, as well as our independent auditor and the CGN Committee’s independent compensation consultant.

The Board believes that Dominion’s current board leadership structure enhances its ability to engage in risk oversight because both Mr. Farrell’s understanding and insights of the material risks inherent in Dominion’s business position him to identify and raise key risks to the Board. His role as Chairman ensures that the Board and its standing committees give attention to areas of concern. Ultimately, the full Board has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The full Board receives regular updates related to various risks for both our company and our industry. As provided under our Corporate Governance Guidelines and the respective committee’s charter, the Board of Directors and the Audit and Finance and Risk Oversight Committees receive and discuss reports regularly from members of management, including the chief risk officer, who are involved in the risk assessment and risk management functions on a daily basis. In addition, the CGN Committee reviews with management an annual assessment of the overall structure of the company’s compensation program and policies for all employees as they relate to the company’s risk management practices.

EXECUTIVE SESSIONS OF DIRECTORS

Executive sessions of our non-management, independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director who is also the Chair of the CGN Committee.

COMMITTEES AND MEETING ATTENDANCE

Under our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met 10 times in 2010. Each Board member attended at least 75% of all Board and committee meetings on which he or she served. All of our directors attended the 2010 Annual Meeting of Shareholders.

The Board has established the following standing committees of the Board to assist with the performance of its responsibilities: Audit Committee, CGN Committee, and Finance and Risk Oversight Committee. The Board has adopted charters for each of these committees and these charters are available on our website at www.dom.com/investors/corporate-governance/board-committees-and-charters.jsp.

Audit Committee

The members of the Audit Committee are David A. Wollard (chairman), William P. Barr, George A. Davidson, Jr., Helen E. Dragas, Robert S. Jepson, Jr., Margaret A. McKenna and Robert H. Spilman, Jr. Each member of the Audit Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. The Board has also determined Messrs. Davidson, Jepson, Spilman and Wollard and Mses. Dragas and McKenna are “audit committee financial experts” as defined under SEC rules. This committee is responsible for assisting the Board with oversight of the independence, performance and qualification of our independent auditor; the integrity of Dominion’s financial statements and reporting practices; the company’s compliance with legal and regulatory requirements; and the performance of the company’s internal audit function. This committee also reviews and discusses policies with respect to risk assessment and risk management.

The Audit Committee also retains the independent auditor for the next year and pre-approves the audit and non-audit services provided by the independent auditor. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present. This committee also consults with the independent and internal auditors regarding audits of Dominion’s consolidated financial statements and the adequacy of internal controls. The Audit Committee’s report to shareholders is on pages 22-23. In 2010, this committee met eight times.

Compensation, Governance and Nominating Committee

The members of the CGN Committee are Frank S. Royal (chairman), John W. Harris, Robert S. Jepson, Jr., Mark J. Kington and David A. Wollard. Each member of the CGN Committee has been determined independent by the Board in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. This committee consults directly with its independent compensation consultant, Pearl Meyer & Partners (PM&P), and management to review and evaluate Dominion’s organizational structure and compensation practices, which include both Dominion’s executive and director compensation programs. This committee also meets with PM&P, without the

CEO present, to review and discuss CEO compensation and other matters. The company’s processes for the consideration and determination of executive and director compensation, including the roles of the CGN Committee, management and PM&P in designing our executive and director compensation programs, are discussed in Compensation Discussion and Analysis and Non-Employee Director Compensation.

The CGN Committee is also responsible for overseeing Dominion’s corporate governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. It makes recommendations to the Board regarding all of these matters, including director nominees, and administers certain compensation plans. The CGN Committee’s policies for consideration of director candidates recommended by shareholders, the procedures to be followed by shareholders in submitting such recommendations, and the qualifications and skills that the CGN Committee considers and the process it uses in identifying and selecting director nominees, are discussed in Shareholder Proposals and Director Nominations and Item 1 – Election of Directors. The CGN Committee’s report to shareholders is on page 25. In 2010, this committee met six times.

Finance and Risk Oversight Committee

The members of the Finance and Risk Oversight Committee are John W. Harris (chairman), William P. Barr, Peter W. Brown, Mark J. Kington and Robert H. Spilman, Jr. Each member of the Finance and Risk Oversight Committee has been determined independent by the Board in accordance with NYSE listing standards and the company’s independence standards. This committee oversees the company’s financial policies and objectives, reviews the company’s capital structure, considers our dividend policy and reviews the company’s financing activities. In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage. In 2010, this committee met four times.

COMMUNICATIONS WITH DIRECTORS

The Board has established a process for shareholders and other interested persons to communicate directly with Dominion’s non-management directors. Information regarding this process, including how to email or to write our non-management directors, may be found on our website at www.dom.com/investors/corporate-governance/contact-board-of-directors.jsp. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through this website. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications to the non-management Board of Directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board Committee or individual Director, as appropriate.

The Corporate Secretary and her representative are authorized to exclude communications that are bulk, advertising or otherwise inappropriate, including, but not limited to, business and product solicitations, unsolicited publications, resumes and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or of similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Chief Legal Officer and Audit Committee chair, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received. The non-management directors have access to these emails at all times, as well as to a report that tracks how communications have been handled.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the CGN Committee has served as an officer or employee of Dominion at any time. No Dominion executive officer serves as a member of the compensation committee or on the Board of Directors of any company at which a member of Dominion’s CGN Committee or Board of Directors serves as an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the company’s knowledge, no executive officer or director failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2010. As part of our ongoing review and confirmation of share ownership, we determined that, due to an inadvertent clerical error at the company, Mr. Robert M. Blue had one Form 4 filing relating to a single transaction under a company incentive plan that was not timely filed in January 2011.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in the 2012 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than 5 p.m. on November 25, 2011. Shareholders should refer to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the proxy statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219.

To nominate a director at the 2012 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

1.	Your name and address;
2.	Each nominee’s name and address;
3.	A statement that you are an owner of Dominion stock entitled to vote at the meeting and you intend to appear in person or by proxy to nominate your nominee;
4.	A description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;
5.	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
6.	The consent of the nominee to serve as a director.

If you wish to bring any other matter (other than the nomination of a director) in person before the 2012 Annual Meeting, Dominion’s Bylaws require you to notify the Corporate Secretary in writing no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of this year’s Annual Meeting. This means that for the 2012 Annual Meeting, your notice must be delivered, or mailed and received, between January 13, 2012 and February 13, 2012, and must contain the information specified by our Bylaws regarding each matter, including:

•

A brief description of the business you wish to bring before the 2012 Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address and the name and address of any associated person of yours, as they appear on Dominion’s records;
•

The number of shares of stock that you and any associated person of yours own or beneficially own, including a description of any agreement, arrangement or understanding relating to such shares and a written agreement by you to update and supplement this information as of the record date for the 2012 Annual Meeting; and

•	Any material interest you and any associated person of yours have in such business.

If you do not provide the proper notice in the specified timeframe, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote on it in the manner they believe is appropriate, in accordance with SEC rules. A copy of our Bylaws can be found on our website at www.dom.com/investors/corporate-governance/governance-policies-and-guidelines.jsp and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

NON-EMPLOYEE DIRECTOR COMPENSATION

As provided in our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors but, depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion stock. From time to time, the CGN Committee will discuss with PM&P, its independent compensation consultant, trends in director compensation.

The annual cash retainer for directors is $60,000. The annual stock retainer is $90,000 to be paid in Dominion stock. All Board and Committee meeting fees are $2,000 per meeting. The Audit and CGN Committees’ chairmen each receive an additional annual cash retainer of $15,000. The Finance and Risk Oversight Committee chairman receives an additional annual cash retainer of $7,500. There have been no increases in the annual cash and stock retainers, Board and committee meeting fees, or Audit and CGN Committee chairmen retainers since 2007. The Finance and Risk Oversight Committee chairman retainer was last increased in 2009.

The following tables and footnotes reflect the compensation and fees received in 2010 by our non-employee directors for their services. Mr. Farrell does not receive any compensation for his service as a director.

Non-Employee Director Compensation

Name	Fees earned or paid in cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William P. Barr	$ 98,000	$ 90,010	—	$ 188,010
Peter W. Brown	90,000	90,010	$ 33,754	213,764
George A. Davidson, Jr.	98,000	90,010	47,320	235,330
Helen E. Dragas	25,000	37,504	—	62,504
John W. Harris	103,500	90,010	57,607	251,117
Robert S. Jepson, Jr.	110,000	90,010	30,190	230,200
Mark J. Kington	102,000	90,010	5,000	197,010
Benjamin J. Lambert, III	8,000	—	14,366	22,366
Margaret A. McKenna	96,000	90,010	2,500	188,510
Frank S. Royal	109,000	90,010	57,607	256,617
Robert H. Spilman, Jr.	96,000	90,010	—	186,010
David A. Wollard	125,000	90,010	62,607	277,617
All directors	$1,060,500	$937,604	$310,951	$2,309,055

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Mr. Kington and Dr. Royal deferred all fees to stock unit accounts in lieu of cash for their 2010 meeting fees and annual cash retainer. Dr. Lambert received stock in lieu of cash for 50 percent of his 2010 meeting fees and Mr. Spilman deferred his 2010 meeting fees to a stock unit account. Ms. Dragas was elected to the Board in December 2010 and received a pro-rated annual cash retainer of $25,000 which she chose to defer to a stock unit account.

(2) Each non-employee director who was elected in May 2010 received an annual stock retainer valued at approximately $90,000, which was equal to 2,181 shares, valued at $41.27 per share based on the closing price of Dominion common stock on May 17, 2010. Directors may defer all or a portion of this stock retainer. (See the Director and Officer Share Ownership table for March 1, 2011 balances). A total of 21,810 shares of stock, in aggregate, were distributed to directors, or to a trust account for deferrals, for their annual stock retainers. Ms. Dragas received a pro-rated annual stock retainer valued at approximately $37,500, which was equal to 881 shares, valued at $42.57 per share based on the closing price of Dominion common stock on December 17, 2010.

No options have been granted to directors since 2001. No directors had options outstanding as of December 31, 2010.

(3) All Other Compensation amounts for 2010 are as follows:

Director	Dividends(a)	Matching Gift Donations(b)	Other	Total
Brown	$33,754			$33,754
Davidson		$5,000	$42,320(c)	47,320
Harris	57,607			57,607
Jepson	30,190			30,190
Kington		5,000		5,000
Lambert	14,166	200		14,366
McKenna		2,500		2,500
Royal	57,607			57,607
Wollard	57,607	5,000		62,607

(a) Amounts represent dividend equivalents earned on the Directors Stock Accumulation Plan (SAP) balances. For certain directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under the SAP. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders.

(b) Under a company-wide program, qualifying charitable contributions by directors and employees are matched up to $5,000 by the Dominion Foundation.

(c) This amount represents the costs of benefits arising from Consolidated Natural Gas’ (CNG) merger with Dominion and in accordance with Mr. Davidson’s retirement agreement as CEO of CNG for financial planning, office space, nominal clerical help, downtown office parking space, telephone service and laptop. These benefits were deemed deferred compensation payable with respect to past services provided by Mr. Davidson to CNG as an executive and were part of an overall agreement relating to his retirement from such position. Effective January 1, 2008, the form of payment of the company’s obligation for Mr. Davidson’s benefits was changed to an annual payment of $40,000 per year, to be adjusted annually for any increase in the average consumer price index. There was no annual increase from 2009 to 2010.

Expense Reimbursements

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting and the Annual Meeting each year. In addition, directors and their spouses may accompany the CEO or other senior executives on corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for directors.

Director Compensation Plans

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainer and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. The plan also allows directors to defer all or a portion of their annual retainer and meeting fees into stock unit or cash accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock, and cash accounts are credited monthly with interest at an annual rate established for the Fixed Rate Fund (which was 4.19% in 2010) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. No stock options have been granted under this plan.

FROZEN DIRECTORS PLANS

On December 31, 2004, the Board froze the following director plans: Deferred Cash Compensation Plan, Stock Compensation Plan and Stock Accumulation Plan (described in footnote (a) under the All Other Compensation table to the Non-Employee Director Compensation table). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account (interest is credited based on the average three-month U.S. Treasury Bill rate) or a Dominion common stock equivalent account. Under the frozen plans, dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan and directors had the option to defer receipt of that stock.

Other Director Benefits

CHARITABLE CONTRIBUTION PROGRAM

This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Participating directors (currently Messrs. Harris and Wollard and Dr. Royal) will derive no financial or tax benefits from the program because all insurance proceeds and charitable tax deductions accrue solely to Dominion. Upon a participating director’s death, $500,000 will be paid in 10 annual installments to the qualifying charitable organization(s) designated by that director.

MATCHING GIFTS PROGRAM

The Dominion Foundation will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is available to all Dominion employees as well as our directors.

INSURANCE

Employees and directors are covered by business travel accident insurance while traveling on business for Dominion or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if coverage for the directors was discontinued. Dominion also provides director and officer liability insurance for its non-employee directors.

Share Ownership Requirement

All non-employee directors are expected to acquire and hold the lesser of 12,000 shares of Dominion stock or shares equal in value to five times the annual retainer within four years of their election to the Board. Except for Messrs. Barr and Spilman, all of our non-employee directors currently meet their share ownership requirement. Our directors are also prohibited from engaging in certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

Share Ownership

DIRECTOR AND OFFICER SHARE OWNERSHIP

	Beneficial Share Ownership of Common Stock as of March 21, 2011
Name of Beneficial Owner	Shares	Deferred Stock Accounts(1)	Restricted Shares	Total(2)
William P. Barr	8,492	—	—	8,492
Peter W. Brown	41,560	7,894	—	49,454
George A. Davidson, Jr.	218,862	5,742	—	224,604
Helen E. Dragas	14,583	1,712	—	16,295
Thomas F. Farrell II	469,179	—	433,677	902,856
John W. Harris	51,820	35,779	—	87,599
Robert S. Jepson, Jr.	156,758	2,500	—	159,258
Mark J. Kington	58,467	24,724	—	83,191
Margaret A. McKenna	7,377	29,231	—	36,608
Frank S. Royal	12,289	31,689	—	43,978
Robert H. Spilman, Jr.	613	4,203	—	4,816
David A. Wollard	21,206	7,680	—	28,886
David A. Christian	67,146	—	41,463	108,609
Paul D. Koonce	90,587	—	51,748	142,335
Mark F. McGettrick	123,580	—	86,678	210,258
Gary L. Sypolt	58,941	—	35,894	94,835
All directors and executive officers as a group (20 persons)(3)	1,521,560	151,154	717,397	2,390,111

(1) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(2) No individual director or executive officer has the right to acquire beneficial ownership of shares within 60 days of March 21, 2011. Unless otherwise noted, all shares are held directly by the director or executive officer and such person has sole voting and investment power with respect to such shares. Includes shares as to which director or executive officer has voting and/or investment discretion or voting and/or investment power is shared with or controlled by another person as follows: Mr. Kington, 8,439 (shares held in joint tenancy) and 45,000 (shares held in a grantor annuity trust); and all directors and executive officers as a group, 54,063.

(3) Neither any individual director or executive officer, nor all of the directors or executive officers as a group, own more than one percent of the shares outstanding at March 21, 2011.

SIGNIFICANT SHAREHOLDERS

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing	)	Percentage of Common Shares Outstanding
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	37,567,226		6.5%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	34,238,965		5.9%

(1) According to its Schedule 13G filing for December 31, 2010, this shareholder has sole voting power over 33,017,226 shares and sole dispositive power over 37,567,226 shares.

(2) According to its Schedule 13G filed for December 31, 2010, this shareholder has sole voting power and sole investment power for shares reported.

Item 1 — Election of Directors

The CGN Committee, which is composed entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination to the Board. In identifying potential nominees for the Board, the CGN Committee considers candidates recommended by shareholders, a current member of the Board, a member of management or any others that come to its attention by other means. In accordance with its charter, the CGN Committee considers all nominee recommendations, including those from shareholders, in the same manner when determining candidates for the Board. A shareholder who wishes to recommend a prospective nominee for the Board must provide notice in writing to the Corporate Secretary and follow the shareholder nomination procedures described in Shareholder Proposals and Director Nominations on page 11.

The CGN Committee recognizes that a Board with a diverse set of skills, experiences and perspectives creates a governing body best suited to provide oversight of the company while representing the interests of our shareholders, customers, employees and other constituents. The CGN Committee considers many attributes that it deems relevant for serving as a director, including, among others, experience as a chief executive officer, industry experience, financial or accounting skills or oversight experience, legislative or regulatory experience, public company board experience outside of Dominion, and other attributes. Other attributes also considered include a candidate’s character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders. The CGN Committee also believes that the members of the Board should have experience and background that complement those of each other.

Dominion does not have a formal policy with respect to director diversity, but under the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its three committees. The CGN Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, geography, gender and ethnicity. The CGN Committee also considers whether a director candidate is independent in accordance with Dominion’s and the NYSE’s independence standards. Based on its deliberations, the CGN Committee recommends director candidates to the Board for nomination.

Information about each director nominee is presented below and includes specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. These nominees are collegial, thoughtful, responsible and intelligent people and diverse in terms of geographic location throughout the areas of our operations, age, gender, ethnicity and professional experience. Overall, these nominees represent a diverse mix of qualifications deemed essential to form a cohesive and effective Board of Directors.

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board of Directors. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the CGN Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the CGN Committee or the Board relating to the resignation.

Each nominee presented below was recommended by the CGN Committee and nominated by the Board. All of the director nominees except for Ms. Dragas, were elected by shareholders at the 2010 Annual Meeting and are standing for re-election. Ms. Dragas was elected to the Board by the Directors in December 2010 and was known to, and recommended to the CGN Committee by, a non-management director and the CEO. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders or when his or her successor has been elected. Management has received notice from a shareholder that she intends to present an individual for nomination as a director at the 2011 Annual Meeting. If this shareholder does properly present her nominee at the 2011 Annual Meeting, the number of nominees for director will exceed the number of directors to be elected, and directors will be elected by a plurality of the votes cast, rather than by majority vote. In this situation, the person or persons voting the proxies solicited by the Board for the meeting will vote as directed by you with respect to the election of the 12 directors named in this Proxy Statement and will withhold or abstain from voting on the shareholder’s director nominee. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

William P. Barr

Director since 2009

Age: 60

Mr. Barr served as Executive Vice President and General Counsel of Verizon Communications Inc. from 2000 to 2008. Prior to that, he served as the 77th Attorney General of the United States from 1991 to 1993 before joining GTE Corporation as Executive Vice President and General Counsel from 1994 to 2000. Mr. Barr is a director of Time Warner Inc., Selected Funds, Holcim US and Aggregate Industries Management, Inc. He received A.B. and M.A. degrees from Columbia University and a J.D. degree from George Washington University. Mr. Barr serves on the Audit Committee and Finance and Risk Oversight Committee.

Mr. Barr’s qualifications to serve as a director include his extensive legal experience with service as an attorney with a public company and with private law firms. He has experience with and knowledge of public company requirements from an internal perspective with his service as an executive of Verizon Communications Inc., as well as an external perspective as a director of public companies. Mr. Barr has governmental and regulatory expertise through his service as a U.S. Attorney General, and through his prior executive positions, he has mergers, acquisitions and divestitures experience.

Peter W. Brown, M.D.

Director since 2002

Age: 68

Dr. Brown has been a physician in private practice at Virginia Surgical Associates, P.C. since 1978. He is a director of Bassett Furniture Industries, Inc. Dr. Brown serves on the Bon Secours St. Mary’s Healthcare Foundation and the Medical College of Virginia Foundation. He received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center. Dr. Brown serves on the Finance and Risk Oversight Committee.

Dr. Brown’s qualifications to serve as a director include his experience as a medical professional, which provides the Board with additional insight on today’s healthcare issues and concerns. Dr. Brown is actively involved in the Richmond, Virginia community, where our headquarters and regulated subsidiary, Virginia Electric and Power Company, are based. He is currently or has served in leadership positions of several medical foundations. He also has years of experience as a director of a public company other than Dominion.

George A. Davidson, Jr.

Director since 2000

Age: 72

Mr. Davidson retired as chairman of the board of directors of Dominion in August 2000 and was former chairman and chief executive officer of Consolidated Natural Gas Company (CNG) from May 1987 until January 2000. He is a director of Goodrich Corporation and former director of PNC Financial Services Group, Inc. (PNC). Mr. Davidson also serves on the board of several non-profit organizations, including Pittsburgh Cultural Trust, Sewickley Valley Hospital Foundation, Carnegie Museum of Natural History and the University of Pittsburgh Board of Trustees. He received his undergraduate degree in petroleum engineering from the University of Pittsburgh. Mr. Davidson serves on the Audit Committee.

Mr. Davidson’s qualifications to serve as a director include his more than 40 years of energy industry experience. He held a variety of management and executive positions with CNG and is a former chairman of the American Gas Association. He has more than 20 years of service on two public company boards. As a former director of PNC, he has significant knowledge of the financial institution industry. Mr. Davidson demonstrates extensive leadership skills and community and public interest involvement through his chairman positions of several university and non-profit foundations. He also has regulatory and governmental experience.

Helen E. Dragas

Director since 2010

Age: 49

Ms. Dragas has served as president and chief executive officer of The Dragas Companies, a diversified real estate concern, since 1996. She is vice-rector of the University of Virginia Board of Visitors and has been elected to become rector in July 2011. Ms. Dragas served on the State Council for Higher Education in Virginia and the Commonwealth Transportation Board. She received both her undergraduate degree and an MBA from the University of Virginia. Ms. Dragas serves on the Audit Committee.

Ms. Dragas’ qualifications to serve as a director includes 15 years of experience as the leader of a development planning and construction firm which will be beneficial as Dominion embarks on its five-year, infrastructure growth plan. She has the business leadership and management skills needed as a chief executive officer and demonstrates civic and community involvement as a member of several regional and gubernatorial commissions and boards.

Thomas F. Farrell II

Director since 2005

Age: 56

Mr. Farrell has been chairman, president and chief executive officer of Dominion since April 2007. Mr. Farrell served as president and chief executive officer of Dominion from January 2006 to April 2007, president and chief operating officer from January 2004 to January 2006, and prior to that, executive vice president. He is chairman of the board and chief executive officer of Virginia Electric and Power Company, a wholly-owned subsidiary of Dominion, and was chairman, president and chief executive officer of CNG, a former wholly-owned subsidiary of Dominion. Mr. Farrell is a director of Altria Group, Inc. He received his undergraduate and law degrees from the University of Virginia.

Mr. Farrell’s qualifications to serve as a director include his 16 years of industry experience as well as his legal expertise, having served as General Counsel for Dominion and Virginia Power and as a practicing attorney with a private firm. He is a member of the boards of the Institute of Nuclear Power Operations and Edison Electric Institute through which he actively represents the interests of Dominion, Virginia Power and the energy sector. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university foundations.

John W. Harris

Director since 1999

Age: 63

Mr. Harris has been president and chief executive officer of Lincoln Harris, LLC (formerly The Harris Group), a real estate consulting firm, since 1999 and is a former president of The Bissell Companies, Inc., a commercial real estate and investment management company. He is a director of Piedmont Natural Gas Company, Inc. Mr. Harris is also a director of the Presbyterian Hospital Foundation. He received his undergraduate degree from the University of North Carolina at Chapel Hill. Mr. Harris serves on the Finance and Risk Oversight Committee and Compensation, Governance and Nominating Committee.

Mr. Harris’s qualifications to serve as a director include his extensive public company board experience, with prior directorships with several Fortune 500 companies. As a current director of Piedmont Natural Gas Company, Inc., he has knowledge of and familiarity with Dominion’s industry, markets and regulatory concerns. Through his current and past service as chief executive officer and equivalent positions, Mr. Harris has business leadership and management skills needed for such positions, as well as financial and capital markets experience.

Robert S. Jepson, Jr.

Director since 2003

Age: 68

Mr. Jepson has been chairman and chief executive officer of Jepson Associates, Inc., a private investment firm, since 1989. Mr. Jepson serves on the board of the Georgia Ports Authority, Savannah College of Art and Design, Lees-McRae College, Georgia Historical Society and the Lucas Theatre for the Arts. He received his undergraduate and graduate degrees in business and commerce from the University of Richmond. Mr. Jepson is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies. Mr. Jepson serves on the Audit Committee and Compensation, Governance and Nominating Committee.

Mr. Jepson’s qualifications to serve as a director include his more than 27 years of experience as chief executive officer or chairman of public and private companies. He has previous public company board experience relevant to Dominion’s industry and has had directorships with numerous other public and nonpublic entities. Mr. Jepson also brings capital markets, banking and investment management experience to Dominion’s Board.

Mark J. Kington

Director since 2005

Age: 51

Mr. Kington has been managing director of X-10 Capital Management, LLC since 2004. He is and has been the principal officer and investor in several communications firms and is a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington serves on the University of Virginia Board of Visitors, the board of the University of Virginia Alumni Association, the board of the Colonial Williamsburg Foundation and the INOVA Health System Investment Committee. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia. Mr. Kington serves on the Finance and Risk Oversight Committee and Compensation, Governance and Nominating Committee.

Mr. Kington’s qualifications to serve as a director include information technology, capital markets, banking and investment management experience. He also has experience working in a highly-regulated industry with his experience in the telecommunications industry. As with our other directors who have served as chief executive officer or in equivalent positions, Mr. Kington also brings leadership and management skills to Dominion’s Board.

Margaret A. McKenna

Director since 2000

Age: 65

Ms. McKenna has been president of The Wal-Mart Foundation since 2007 and served as president of Lesley University from 1985 to 2007. She currently serves on the Greater Boston Chamber of Commerce and is a director of the Cisco Learning Institute. Ms. McKenna received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. She was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including deputy counsel in the White House and deputy under secretary of education. Ms. McKenna serves on the Audit Committee.

Ms. McKenna’s qualifications to serve as director include her executive experience and leadership skills as the current president of a prominent non-profit organization and as the former president of a university. She also has governmental expertise and legal experience through her service with various branches of the U.S. government. Ms. McKenna also has previous public company board experience.

Frank S. Royal, M.D.

Director since 1994

Age: 71

Dr. Royal has been a physician since 1969. He is a director of SunTrust Banks, Inc. and Smithfield Foods, Inc. Dr. Royal also served as a director of Chesapeake Corporation (1990 to 2007), CSX Corporation (1994 to 2008) and HCA Inc. (1994 to 2006). Dr. Royal received his undergraduate degree from Virginia Union University and his medical degree from Meharry Medical College and currently serves on the Board of Trustees of both institutions. Dr. Royal serves on the Compensation, Governance and Nominating Committee.

Dr. Royal’s qualifications to serve as a director include significant experience and knowledge of the requirements, rules, issues and concerns that a public company faces. He has extensive public company board experience with significant leadership positions on the various boards that he has served. Dr. Royal has previously served on the boards of several Fortune 500 companies. He currently serves on the Audit Committee and Governance and Nominating Committee of SunTrust Banks, Inc. and is chairman of the Nominating and Governance Committee and member of the Audit Committee and Compensation Committee of Smithfield Foods. Dr. Royal is also an expert on healthcare matters, benefit plan issues and other relevant matters pertinent to his position on the CGN Committee.

Robert H. Spilman, Jr.

Director since 2009

Age: 54

Mr. Spilman has been president and chief executive officer of Bassett Furniture Industries, Inc., a furniture manufacturer and distributor, since 2000. He is a director of Ruddick Corporation and Bassett Furniture Industries, Inc. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and is also chairman of the Board of Directors of New College Institute. He received his undergraduate degree from Vanderbilt University. Mr. Spilman serves on the Audit Committee and Finance and Risk Oversight Committee.

Mr. Spilman’s qualifications to serve as a director include his experience as a current chief executive officer of a public company and the business leadership and management skills needed for that position. As lead director of Ruddick Corporation, Mr. Spilman brings additional public company board experience and leadership to Dominion’s Board.

David A. Wollard

Director since 1999

Age: 73

Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). He is a director of Vectra Bank Colorado. Mr. Wollard has previously served as chairman of the Denver Chamber of Commerce and Downtown Denver Partnership. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A. Mr. Wollard serves on the Audit Committee and Compensation, Governance and Nominating Committees.

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry faces growing legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Your Board of Directors recommends that you vote FOR these nominees.

The Audit Committee Report

Our Committee operates under a written charter that was most recently revised in December 2010. Our charter can be found on the company’s website at www.dom.com/investors/corporate-governance/board-committees-and-charters.jsp.

Our Committee reviews and oversees Dominion’s financial reporting process and related disclosure and internal controls. Each November, we develop the coming year’s meeting schedule and agendas. The agendas include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of fees, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2010, the Committee reviewed a number of topics with management and the independent auditors, including:

•	Quarterly and year-end results, financial statements and reports prior to public disclosure;
•	The activities of management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;
•	Management’s compliance with Section 404 of the Sarbanes-Oxley Act relative to documentation, and internal and independent auditors’ testing of internal controls;
•	New and proposed accounting standards and their potential effect on Dominion’s financial statements;
•	The status of internal audit’s staffing, qualifications and audit plans;
•	Business unit specific topics including: nuclear operations and performance, Dominion Generation and Dominion Virginia Power’s construction programs;
•	Rate structure and regulatory overview;
•	Dominion’s ethics and compliance program; and
•	The annual risk assessment report.

Our Committee conducts pre-meeting sessions to review with management a single topic in more detail. The topics are chosen as part of the November planning process. In 2010, sessions focused on: Dominion’s environmental compliance program and related regulations; risk assessment and integration into the business planning process; and aging transmission and distribution assets.

Throughout 2010, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting. At four of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by PCAOB AU 380, Communication with Audit Committees, this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2010 CONSOLIDATED FINANCIAL STATEMENTS

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

INDEPENDENT AUDITORS FOR 2011

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2011 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of us, as Dominion’s independent auditors for 2011, and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit related services proposed to us do not impair Deloitte & Touche’s independence and that it is more economical and efficient to use them for the proposed services. Permission for any other specific non-audit related services will require prior approval by our Committee or its chairman. When appropriate, Dominion seeks competitive bids for non-audit related services.

David A. Wollard, Chairman

William P. Barr

George A. Davidson, Jr.

Helen E. Dragas

Robert S. Jepson, Jr.

Margaret A. McKenna

Robert H. Spilman, Jr.

Auditors

FEES AND PRE-APPROVAL POLICY

The Audit Committee has a pre-approval policy for Deloitte & Touche’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. At its December 2010 meeting, the Committee approved the schedule of services and fees for 2011. In accordance with Dominion’s pre-approval policy, any changes to the schedule may be approved by the Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2010 and 2009, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2010	2009
Audit fees	$5.13	$5.60
Audit-related fees	1.84	0.96
Tax fees	0.02	0.05
All other fees	—	—
Total	$6.99	$6.61

Audit Fees. These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees. These amounts are for tax compliance services, tax consulting services and related costs.

OTHER INFORMATION ABOUT THE AUDITORS

Representatives of Deloitte & Touche will be present at the 2011 Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Item 2 — Ratification of Appointment of Auditors

Our Audit Committee has retained Deloitte & Touche LLP, an independent registered public accounting firm, as Dominion’s independent auditors for 2011. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate governance.

Your Board of Directors recommends that you vote FOR ratification of the Committee’s action.

Compensation, Governance and Nominating Committee Report

In preparation for filing this proxy statement, the Compensation, Governance and Nominating (CGN) Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into Dominion’s Annual Report on Form 10-K for the year ended December 31, 2010. This report was prepared by the following independent directors who compose the CGN Committee:

Frank S. Royal, Chairman

John W. Harris

Robert S. Jepson, Jr.

Mark J. Kington

David A. Wollard

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides a detailed explanation of the objectives and principles that underlie Dominion’s executive compensation program, its elements and the way performance is measured, evaluated and rewarded. It also describes our compensation decision-making process. Dominion’s executive compensation program is designed to pay for performance and played an important role in the company’s success in 2010 by linking a significant amount of compensation to the achievement of performance goals.

Our program and processes generally apply to all of Dominion’s officers, but this discussion and analysis focuses primarily on compensation for our named executive officers (NEOs). During 2010, Dominion’s NEOs were:

•	Thomas F. Farrell II, Chairman, President and Chief Executive Officer (CEO)
•	Mark F. McGettrick, Executive Vice President and Chief Financial Officer (CFO)
•	Paul D. Koonce, Executive Vice President and CEO – Dominion Virginia Power
•	David A. Christian, CEO – Dominion Generation
•	Gary L. Sypolt, CEO – Dominion Energy

EXECUTIVE SUMMARY

2010 Business Highlights

We began 2010 with the expectation that it would be a challenging year as the U.S. economy continued to struggle to recover from the financial and credit crisis that began in 2008. For Dominion, 2010 also marked a year that included the divestiture of a significant business unit, transition to a company whose operating earnings are more firmly tied to regulated operations, significant staffing changes, the effects of severe weather, and an announcement that we would be making major investments in our infrastructure. Dominion performed well, and successfully implemented a number of significant strategic initiatives. Key business highlights of 2010 include the following:

•

Our total shareholder return (TSR) for the year was 14.8% which ranked third relative to our peer companies. Our TSR also compared favorably with the S&P 500 and Dow Jones Industrial indices and outperformed the Dow Jones Utility index. Our superior one-year TSR performance contributed to the strong performance achievement for the 2009 Performance Grant.

•	We established and met our 2010 dividend payout target ratio of 55% based on operating earnings*, with an annual dividend rate of $1.83 per share for 2010.

•

Our consolidated operating earnings for the year ended December 31, 2010 were $1.97 billion or $3.34 per share as compared to consolidated reported earnings in accordance with GAAP of $2.81 billion or $4.76 per share.* Our 2010 results reflect an increase of 1.5% and 2.1% in consolidated operating earnings and operating earnings per share, respectively, over 2009 results. Our strong earnings results for 2010, which was near the top end of our original guidance range of $3.20 -$3.40 per share, surpassed the 2010 Annual Incentive Plan (AIP) goal and resulted in above target funding.

•

In early 2010, we completed the divestiture of our remaining Appalachian exploration and production assets for proceeds of nearly $3.5 billion. With that divestiture, Dominion continued its transition toward becoming a more regulated company with more focus on revenue stability and less volatility.

•

In 2010, we announced plans to invest more than $10 billion over the next five years to expand and improve our regulated electric and natural gas businesses. These investments will be essential to meet the increased electric demand in our service territory as well as handle the expected increase in natural gas production from the Marcellus Shale region and to upgrade our transmission and distribution network. We may also be required to invest up to an estimated additional $2 billion in our electric generating fleet to meet anticipated environmental requirements.

•

The strength of our leadership and the operational excellence of our employees were critical in helping us address the challenges we faced in 2010, including record-breaking snowfall during early 2010 and one of the hottest summers on record that also brought severe storms that inflicted damage in our service territory.

*	Reconciliation of 2010 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2010 reported earnings, but are excluded from consolidated operating earnings: $1.4 billion net benefit from the sale of Appalachian E&P operations, $206 million charge related to our work-force reduction program, $155 million net loss from the discontinued operations and loss on sale of The Peoples Natural Gas Company, $127 million impairment charge related to certain merchant generation facilities, $57 million charge related to health care legislation changes, and $1 million net expense related to other items.

Reconciliation of 2009 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2009 reported earnings, but are excluded from consolidated operating earnings: $281 million impairment charge related to gas and oil properties, $435 million charge for proposed Virginia base rate case settlement, $62 million benefit related to revision of a nuclear decommissioning asset retirement obligation for a power station no longer in service, $26 million of earnings from The Peoples Natural Gas Company and $27 million net expense related to other items.

2010 Compensation Highlights

Significant executive compensation decisions made, and goals achieved, in 2010 that affected our NEOs are highlighted below and discussed in more detail in the upcoming sections of this CD&A.

•

As a result of the uncertainty in the business environment and budgetary considerations, base salaries were not increased in the beginning of 2010 for most of our officers (and our CEO’s base salary has not increased since 2008). However, in September 2010, in view of our year-to-date performance through that time, the CGN Committee determined it was appropriate to authorize a one-time 2% merit lump sum payment to non-union employees, including our NEOs other than Mr. Sypolt. Mr. Sypolt did not receive the merit lump sum award due to his other compensation changes discussed later in this report.

•

The company exceeded its challenging 2010 AIP goal of $3.30 operating earnings per share, by reporting $3.34 consolidated operating earnings per share for the year ended December 31, 2010. This resulted in 134% funding for the 2010 AIP, with 50/50 sharing of earnings over the goal between employees and shareholders.

•

The company exceeded its target goal payout under the 2009 Performance Grants, primarily due to first quartile TSR performance versus our peer group over a two-year period. Dominion’s two-year TSR for the period ended December 31, 2010 was 31.5%. Payout of the 2009 Performance Grant was 127.6%, taking into account our other goals of return on invested capital (ROIC) and book value per share. Our strong performance reflects continued focus on long-term shareholder value and achievement of expected levels of return on the company’s investments.

•

For 2010, all NEOs received an increase in their performance-based compensation target award levels for their long-term grants and for some, in their annual incentive plan grants. Four of the five NEOs assumed a new role in 2009 due to a promotion or job rotation, and the additional responsibilities associated with these moves were the primary reasons for these increases, as well as job performance, tenure and succession planning.

•

The CGN Committee increased Mr. Farrell’s long-term incentive target in 2010 for the first time since 2006. The CGN Committee also approved a restricted stock grant of 100,000 shares to Mr. Farrell to retain and secure his services for the next five years to implement Dominion’s strategic plan, including continued transition to being a more regulated company and the initiation of the infrastructure build program, as discussed above.

Compensation Governance

Our compensation governance practices emphasize Dominion’s focus on an executive compensation program that pays for performance and aligns management’s interests with those of our shareholders. Our compensation governance practices include the following:

•	Our CGN Committee is composed solely of independent directors.
•	Our independent compensation consultant, Pearl Meyers & Partners, is retained directly by the CGN Committee and performs no other consulting or other services for Dominion.
•

Since 2009, our annual incentive plan and long-term incentive plan performance grants have included a clawback provision to recoup payouts from any employee whose fraudulent or intentional misconduct causes a restatement of a financial statement or affects the company’s operations or the employee’s duties. See Recovery of Incentive Compensation for additional information on our clawback provision.

•

Our officers and non-employee directors are subject to share ownership guidelines that require a significant investment in Dominion stock. In addition, both officers and non-employee directors are prohibited from engaging in certain transactions related to Dominion stock, including owning derivative securities, using margin accounts and pledging shares as collateral. See Share Ownership Guidelines and Directors Share Ownership Guidelines for additional information.

•	Our Chief Risk Officer performs an annual risk assessment of our incentive compensation plans that is reviewed with the CGN Committee.
•	Our officers do not receive tax gross-ups on the limited perquisites provided to them. Tax gross-ups are also not provided on imputed income to our non-employee directors.

OBJECTIVES OF DOMINION’S EXECUTIVE COMPENSATION PROGRAM AND THE COMPENSATION DECISION-MAKING PROCESS

Our Objectives

The major objectives of our compensation program are to:

•	Attract, develop and retain an experienced and highly qualified management team;
•	Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company;
•

Align the interests of management with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return;

•	Promote internal pay equity; and
•	Reinforce our core values of safety, ethics, excellence and “One Dominion” – our term for teamwork.

These objectives provide the framework for our compensation decisions. To determine if we are meeting the objectives of our compensation program, the CGN Committee reviews and compares the company’s actual performance to our short-term and long-term goals, our strategies, and our peer companies’ performance.

Dominion’s 2010 performance indicates that the design of our compensation program is meeting these objectives. Our NEOs have service with Dominion ranging from 12 to 35 years. We have attracted, motivated and maintained a superior leadership team with skills, industry knowledge and institutional experience that strengthen their ability to act as sound stewards of shareholder dollars. We are performing well relative to our internal goals and as compared to our peers.

Our Process for Setting Compensation

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee reviews and considers a comprehensive assessment and analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from management and our independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, meets at least annually with the CEO to discuss succession planning for his position and the positions of the company’s senior officers, reviews the share ownership guidelines and executive officer compliance with the guidelines, and establishes compensation programs designed to achieve Dominion’s objectives.

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The CGN Committee’s practice has been to retain an independent compensation consultant, Pearl Meyer & Partners (PM&P), to advise the committee on executive and director compensation matters. PM&P does not provide any services to Dominion other than its consulting services to the CGN Committee related to executive and director compensation. Our PM&P consultant participates in meetings with the CGN Committee, either in person or by teleconference, and communicates directly with the chairman of the committee outside of the committee meetings as requested by the chairman of the committee. PM&P also reviewed meeting materials for the CGN Committee and provided the following services related to our 2010 executive compensation program:

•	Provided independent advice to the CGN Committee regarding the appropriateness of our peer group;
•

Participated in CGN Committee executive sessions without management present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends, to answer technical questions, and to review and comment on management proposals and analyses of peer group compensation data; and

•

Generally reviewed and offered advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including special awards, best practices and other matters.

MANAGEMENT’S ROLE IN OUR PROCESS

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Under the direction of the Corporate Secretary, internal compensation specialists provide the CGN Committee with data, analysis and counsel regarding the executive compensation program, including an ongoing assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. The CEO, CFO and Corporate Secretary, along with our internal compensation and financial specialists, assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and in establishing the peer group. Management also works with the Chairman of the CGN Committee to establish the agenda and prepare meeting information for each committee meeting.

On an annual basis, the CEO is responsible for reviewing with the CGN Committee his succession plans for his own position and for the company’s senior officers. He is also responsible for reviewing the performance of his senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and counsel as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee.

THE PEER GROUP AND PEER GROUP COMPARISONS

Each year, the CGN Committee approves a peer group of companies. In selecting our peer group, we use a methodology recommended by PM&P to identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion’s size in revenues, assets and market capitalization. We also consider the geographic locations and the regulatory environment in which potential peer companies operate.

Dominion’s peer group is generally consistent from year to year, with merger and acquisition activity being the primary reason for any changes. The 2010 peer group was the same as our 2009 peer group and consisted of the following 14 energy companies:

Ameren Corporation	FirstEnergy Corp.
American Electric Power Company, Inc.	NextEra Energy, Inc. (formerly FPL Group, Inc.)
Constellation Energy Group, Inc.	NiSource, Inc.
DTE Energy Company	PPL Corporation
Duke Energy Corporation	Progress Energy, Inc.
Entergy Corporation	Public Service Enterprise Group Inc.
Exelon Corporation	Southern Company

The CGN Committee, PM&P and management use peer company data to: (i) compare Dominion’s stock and financial performance against its peers using a number of different metrics and time periods to evaluate how we are performing as compared to our peers; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer median and 75th percentile ranges for base pay, annual incentive pay, long-term incentive pay, total direct compensation generally and for specific positions; and (iv) compare our Employment Continuity Agreements and other benefits. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion’s larger size compared with the median of the peer group. As of year-end 2010, Dominion ranked third in market capitalization, sixth in assets and fourth in revenues in comparison to the peer group.

SURVEY DATA

During 2009 and 2010, survey compensation data was used only to provide a general understanding of compensation practices and trends. We did not benchmark or otherwise use broad-based market data as the basis for 2009 or 2010 compensation decisions for the NEOs and other senior officers. Going forward, the CGN Committee intends to continue its practice of emphasizing individual and company specific considerations, including internal pay equity, along with peer company data in establishing compensation opportunities. The CGN Committee believes that this emphasis better reflects the company’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

COMPENSATION DESIGN AND RISK

Dominion’s management, including Dominion’s chief risk officer and other executives, annually reviews the overall structure of the company’s executive compensation program and policies to ensure they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes:

•	analysis of how different elements of our compensation programs may increase or mitigate risk-taking;
•	analysis of performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;
•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and
•	analysis of the overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: the balance of our overall program design, including the mix of cash and equity compensation; the mix of fixed and variable compensation; the balance of short-term and long-term objectives of our incentive compensation; the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; our clawback provision on incentive compensation; our share ownership guidelines, including share ownership levels and retention practices; prohibitions on hedging, pledging, and other derivative transactions related to Dominion stock; and internal controls and oversight structures in place at Dominion.

Management reviewed and discussed the results of this assessment with the CGN Committee. Based on this review, the CGN Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

OTHER TOOLS

The CGN Committee uses a number of tools in its annual review of the compensation of the CEO and other NEOs, including charts illustrating the total range of payouts for each performance-based compensation element under a number of different scenarios; spreadsheets showing the cumulative dollar impact on total direct compensation that could result from implementing proposals on any single element of compensation; graphs showing the relationship between the CEO’s pay and that of the next highest-paid officer and NEOs as a group; and other information the CGN Committee may request in its discretion. Management’s internal compensation specialists provide the CGN Committee with detailed comparisons of the design and features of Dominion’s long-term incentive and other executive benefit programs with available information regarding similar programs at the peer companies. These tools are used as part of the overall process to ensure that the program results in appropriate pay relationships as compared to our peer companies and internally among the NEOs, and that an appropriate balance of at-risk, performance-based compensation is maintained to support the program’s core objectives. No material adjustments were made to any NEOs’ compensation as a result of using these tools.

ELEMENTS OF DOMINION’S COMPENSATION PROGRAM

Our executive compensation program consists of four basic elements:

Pay Element	Primary Objectives	Key Features & Behavioral Focus

Base Salary	•Provide competitive level of fixed cash compensation for performing day-to-day responsibilities •Attract and retain talent	•Generally targeted at or slightly above peer median, with individual and company-wide considerations •Rewards individual performance and level of experience

Annual Incentive Plan

•Provide competitive level of at-risk cash compensation for achievement of short-term financial and operational goals

•Align short-term compensation with our annual budget, earnings goals, business plans and core values

•Cash payments based on achievement of annual financial and individual operating and stewardship goals

•Rewards achievement of annual financial goals for Dominion and business unit and individual goals selected to support longer-term strategies

Long-Term Incentive Program	•Provide competitive level of at-risk compensation for achievement of long-term performance goals •Create long-term shareholder value •Retain talent and support the succession planning process

•A combination of performance-based cash and restricted stock awards (for 2010, a 50/50 mix)

•Encourages and rewards officers for making decisions and investments that create long-term shareholder value as reflected in superior relative total shareholder returns, as well as achieving desired returns on invested capital

Employee and Executive Benefits

•Provide competitive retirement and other benefit programs that attract and retain highly qualified individuals

•Provide competitive terms to encourage officers to remain with us during any potential change in control to ensure an orderly transition of management

•Includes company-wide benefit programs, executive retirement plans, limited perquisites, and change in control and other agreements, supplemented with non-compete provisions in the non-qualified retirement plans

•Encourages officers to remain with us long-term and to act in the best interest of shareholders, even during any potential change in control

Factors in Setting Compensation

As part of the process of setting compensation targets, approving payouts and designing future programs, the CGN Committee evaluates the company’s overall performance versus its business plans and strategies, its short-term and long-term goals and the performance of its peer companies. In addition to considering Dominion’s overall performance for the year, the CGN Committee takes into consideration several individual factors that are not given any specific weighting in setting each element of compensation for each NEO, including:

•	An officer’s experience and job performance;
•	The scope, complexity and significance of responsibility for a position, including any differences from peer company positions;
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Internal pay equity considerations, such as the relative importance of a particular position or individual officer to Dominion’s strategy and success, and comparability to other officer positions at Dominion;

•	Retention and market competitive concerns; and
•	The officer’s role in any succession plan for other key positions.

The CGN Committee evaluates each NEO’s base salary, total cash and total direct compensation opportunities against peer group data, both at peer group median and the 75th percentile, to ensure the compensation levels are appropriately competitive, but except for base salary, does not target these compensation levels at a particular percentile or range of the peer group data. Base salary is generally targeted at or slightly above the peer group 50th percentile (median). Compensation decisions are based on what the CGN Committee deems appropriate, taking into consideration a number of factors, including those discussed above. However, actual compensation targets may range from below peer median to at or above the 75th percentile based on a number of factors including experience, tenure and internal pay equity considerations. As part of this analysis, we also take into account Dominion’s larger size and complexity compared to our peer companies.

In setting compensation for 2010, due to volatile market conditions and budget considerations, we generally maintained our 2009 base salaries for all officers, including all NEOs except for Mr. Sypolt, and made adjustments to performance-based compensation target levels for certain officers. Based on our review of peer company compensation data, each NEO’s job performance, recent promotions and internal pay equity considerations such as scope and complexity of the position relative to other positions at the company, we determined it was appropriate to increase the base salary for Mr. Sypolt as well as the target levels under the annual incentive plan for Messrs. McGettrick, Christian and Sypolt and for all of the NEOs under our long-term incentive program, as described below in Base Salary, Annual Incentive Plan and Long-Term Incentive Program.

CEO Compensation Relative to Other NEOs

Mr. Farrell participates in the same compensation programs and receives compensation based on the same philosophy and factors as other NEOs. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other NEOs. His compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties that encompasses the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. His compensation also reflects his role as our primary corporate representative to investors, customers, regulators, analysts, legislators, industry and the media.

We consider CEO compensation trends as compared to the next highest-paid officer as well as to our executive officers as a group, over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of other executive officers based on (i) salary only and (ii) total direct compensation. We also compare our ratios to that of our peers to confirm that our ratios are consistent with practices at our peer companies. There is no particular targeted ratio or goal, but instead the CGN Committee considers year-to-year trends and comparisons with our peers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review in 2010.

Allocation of Total Direct Compensation in 2010

Consistent with our objective to reward strong performance based on the achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is at risk. Approximately 88% of Mr. Farrell’s targeted 2010 total direct compensation is performance-based, tied to pre-approved performance metrics or tied to the performance of our stock. For the other NEOs, performance-based and stock-based compensation ranges from 68% to 79% of targeted 2010 total direct compensation. This compares to an average of approximately 53% of targeted compensation at risk for most of our officers at the vice president level and an average of approximately 12% of total pay at risk for our non-officer employees.

The charts below illustrate the elements of total direct compensation opportunities in 2010 for Mr. Farrell and the other NEOs as a group and the allocation of such compensation among base salary, targeted 2010 annual incentive plan award and targeted 2010 long-term incentive compensation.

*	Chart does not include the restricted stock grant made to Mr. Farrell for strategic and retention purposes in December 2010, as discussed in Other Restricted Stock Grants.

Base Salary

Base salary compensates our officers, along with the rest of our work force, for committing significant time to working on Dominion’s behalf. Annual salary reviews achieve two primary purposes: (i) an annual adjustment, as appropriate, to keep salaries in line and competitive with the peer group and to reflect changes in responsibility, including promotions; and (ii) a motivational tool to acknowledge and reward excellent individual performance, special skills, experience, the strategic impact of a position relative to other Dominion executives and other relevant considerations.

Our primary goal is to compensate our officers at a level that best achieves our objectives and reflects the considerations discussed above. We believe that an overall goal of targeting base salary at or slightly above the peer group median is a conservative but appropriate target for base pay. However, an individual’s compensation may be below or above our target range based on a number of factors such as performance, tenure, and other factors explained above in Factors in Setting Compensation. In addition to being ranked above the peer group median in 2010 in terms of revenues, assets and market capitalization, the scope of Dominion’s business operations is complex and unique in its industry. Successfully managing such a broad and complex business requires a skilled and experienced management team. We believe we would not be able to successfully recruit and retain such a team if the base pay for officers was generally below the peer group median.

Although individual and company performance would have supported merit increases for 2010 for our NEOs, due to uncertain market conditions and the current economic climate, the CGN Committee froze base salaries for most officers, including Messrs. Farrell, McGettrick, Koonce and Christian at their 2009 levels. In 2009, Mr. Sypolt transitioned from his role as president of a subsidiary and was named CEO of the Energy business unit, but he did not receive an increase in his base salary at that time. When setting base salaries in early 2010, we increased Mr. Sypolt’s base salary by 25% to reflect his greatly expanded scope of responsibility as CEO of the Energy business unit.

In September 2010, the CGN Committee considered the company’s exceptional performance year-to-date and determined it was appropriate to authorize a one-time, 2% merit lump sum payment to all employees (other than those whose compensation is determined pursuant to the terms of a collective bargaining agreement). With the exception of Mr. Sypolt, this 2% merit lump sum payment was also paid to our NEOs. The 2% merit lump sum payment was within the range of general market increases for 2010 merit awards, based on our understanding of compensation practices and trends. As a special one-time lump sum payment, however, the payment did not increase base salaries or change compensation levels used in calculating retirement plan and other employee benefits.

In September 2010, the CGN Committee also approved a mid-year compensation increase for Mr. Sypolt. While Mr. Sypolt began serving in 2009 as the CEO of a significant business unit, Dominion Energy, his compensation remained significantly below comparable positions within the company and within the peer group. To bring Mr. Sypolt’s compensation more in line with other business unit CEOs and to recognize his performance as the Dominion Energy business unit begins a significant build program involving our gas transportation, transmission and distribution infrastructure, the CGN Committee approved a 14% increase in Mr. Sypolt’s annual base salary as well as an increase in his AIP target percentage and a restricted stock award, which are both discussed below.

Annual Incentive Plan

OVERVIEW

The AIP plays an important role in meeting Dominion’s overall objective of rewarding strong performance. The AIP is a cash-based program focused on short-term goal accomplishments and is designed to:

•	Tie interests of shareholders and employees closely together;
•	Focus our workforce on company, operating group, team and individual goals that ultimately influence operational and financial results;
•	Reward corporate and operating unit earnings performance;
•	Reward safety and other operating and stewardship goal success;
•	Emphasize teamwork by focusing on common goals;
•	Appropriately balance risk and reward; and
•	Provide a competitive total compensation opportunity.

TARGET AWARDS

An NEO’s compensation opportunity under the AIP is based on a target award. Target awards are determined as a percentage of a participant’s base salary (for example, 95% of base salary). The target award is the amount of cash that will be paid if a participant achieves a score of 100% for the goals established at the beginning of the year and the plan is funded at the full funding target set for the year. Participants who retire during the plan year are eligible to receive a pro-rated payment of their AIP award after the end of the plan year based on final funding and goal achievement. Participants who terminate employment during the plan year and who are not eligible to retire (before attainment of age 55) forfeit their AIP award.

AIP target award levels are established based on a number of factors, including historical practice, individual and company performance and internal pay equity considerations, and are compared against peer group data to ensure the appropriate competitiveness of an NEO’s total cash compensation opportunity. However, as discussed above, AIP target award levels are not targeted at a specific percentile or range of the peer group data, nor was market survey data used in setting AIP target award levels for 2010. Annual incentive target award levels were also consistent with our intent to have a significant portion of NEO compensation at risk. The 2010 AIP targets for the NEOs, as a percentage of their base salary, are shown below and as compared to their 2009 targets.

Name	2009 AIP Target Award	*	2010 AIP Target Award	*
Thomas F. Farrell II	125%		125%
Mark F. McGettrick	95%		100%
Paul D. Koonce	90%		90%
David A. Christian	80%		85%
Gary L. Sypolt	70%		85%

* As a % of base salary

The 2010 AIP targets for Messrs. Farrell and Koonce were the same as their 2009 AIP targets at 125% and 90% of base salary, respectively.

Mr. McGettrick transitioned from the role of CEO of the Generation business unit to CFO of Dominion in 2009, but he did not receive an increase in his AIP target in 2009 when he became CFO. Due to Mr. McGettrick’s increased responsibility as CFO, Mr. McGettrick’s 2010 AIP target increased from 95% to 100%. Similarly, Messrs. Christian and Sypolt’s AIP targets did not increase in 2009 when they transitioned from Chief Nuclear Officer to CEO of the Generation business unit and President-Dominion Transmission to CEO of the Energy business unit, respectively. Due to the increased scope of responsibility in their new positions, the CGN Committee determined it was appropriate to increase the AIP targets for 2010 from 80% to 85% for Mr. Christian and 70% to 80% for Mr. Sypolt. As discussed previously, Mr. Sypolt’s 2010 AIP target was subsequently changed in September 2010 from 80% to 85% to reflect his position and responsibilities as a business unit CEO.

FUNDING OF THE 2010 AIP

Funding of the 2010 AIP was based solely on consolidated operating earnings per share, with potential funding ranging from 0% to 200% of the target funding. Consolidated operating earnings are our reported earnings determined in accordance with Generally Accepted Accounting Principles (GAAP), adjusted for certain items. We believe that by placing a focus on pre-established consolidated operating earnings per share targets, we increase employee awareness of the company’s financial objectives and encourage behavior and performance that will help achieve these objectives.

The 2010 AIP had a full funding target of $3.30 consolidated operating earnings per share, the approximate mid-point of our 2010 earnings guidance announced in January 2010. Funding is based on a formula that provides proportionate sharing of consolidated operating earnings between AIP participants and shareholders until the full funding target is achieved. Consolidated operating earnings above the full funding target of $3.30 operating earnings per share are shared equally with shareholders, up to the maximum AIP funding level of 200% at $3.40 operating earnings per share.

Full funding means that the AIP is 100% funded and participants can receive their full targeted AIP payout if they achieve a score of 100% for their particular goal package, as described below in How We Determine AIP Payouts. At the maximum plan funding level of 200%, participants can earn up to two times their targeted AIP payout, subject to achievement of their individual goal packages.

Dominion’s consolidated operating earnings for the year ended December 31, 2010 were $1.97 billion, or $3.34 per share, as compared to its consolidated reported earnings in accordance with GAAP of $2.81 billion or $4.76 per share.* This resulted in 134% funding for the 2010 AIP.

*	See Reconciliation of 2010 Consolidated Operating Earnings to Reported Earnings on page 27.

HOW WE DETERMINE AIP PAYOUTS

For most officers other than the NEOs, payout of their funded AIP awards for 2010 was subject to the accomplishment of business unit financial and operating and stewardship goals, including a safety goal. The percentage allocated to each category of goals represents the percentage of the funded award subject to the performance of that goal. Officer goals are weighted according to their responsibilities. The overall score cannot exceed 100%.

Business unit financial goals provide a line-of-sight performance target for officers within a business unit and, on a combined basis, support the consolidated operating earnings target for Dominion. Operating and stewardship goals provide line-of-sight performance targets that may not be financial and that can be customized for each individual or by segments of each business unit. Operating and stewardship goals promote our core values of safety, ethics, excellence and teamwork, which in turn contribute to our financial success.

The AIP is designed so that AIP payouts earned by the NEOs will qualify as tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the Code). To preserve the tax deduction for payouts made to the NEOs whose compensation is subject to Code Section 162(m), their payout, if any, is contingent solely on the achievement of the consolidated financial goal (weighted 100%). If the consolidated financial goal is met, the CGN Committee has the authority to exercise negative discretion to lower payouts if additional discretionary goals are adopted and these discretionary goals are not achieved.

For the 2010 AIP, all of the NEOs adopted a discretionary safety goal. Messrs. Koonce, Christian and Sypolt adopted discretionary business unit financial goals. These goals are described under 2010 AIP Payouts. The table below shows the goal weightings applied to these discretionary goals.

Name	Consolidated Financial Goal	Business Unit Financial Goals	Operating/ Stewardship	*
Thomas F. Farrell II	95%	0%	5%
Mark F. McGettrick	95%	0%	5%
Paul D. Koonce	65%	30%	5%
David A. Christian	65%	30%	5%
Gary L. Sypolt	65%	30%	5%

*For 2010, the operating and stewardship goal for each NEO was a safety goal.

2010 AIP PAYOUTS

The formula for calculating an award is:

The 2010 discretionary business unit financial goals and accomplishment levels for Mr. Koonce (Dominion Virginia Power), Mr. Christian (Dominion Generation), and Mr. Sypolt (Dominion Energy) were as follows:

Business Unit	Goal Threshold (Net Income	)	Goal 100% Payout (Net Income	)	Actual 2010 (Net Income	)	2010 Accomplishment
(Million/$)
Dominion Virginia Power	$ 343		$ 429		$ 448		100%
Dominion Generation	1,032		1,290		1,291		100%
Dominion Energy	371		464		475		100%

A discretionary safety goal of minimizing OSHA recordable incident rates to a specified target number was adopted for all of the NEOs as an operating/stewardship goal. Each NEO achieved his safety goal, except for Mr. Sypolt who recorded a 94% accomplishment of his safety goal as a result of a missed target by a Dominion Energy operating unit.

Amounts earned under the 2010 AIP by NEOs are shown below and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The CGN Committee exercised negative discretion to lower Mr. Sypolt’s payout score from 100% to 99.7% due to his missed operating and stewardship safety goal.

Name	Base Salary		Target Award		Funding %		Total Payout Score%		2010 AIP Payout
Thomas F. Farrell II	$1,200,000	X	125%	X	134%	X	100%	=	$2,010,000
Mark F. McGettrick	650,900	X	100%	X	134%	X	100%	=	872,206
Paul D. Koonce	497,900	X	90%	X	134%	X	100%	=	600,467
David A. Christian	553,800	X	85%	X	134%	X	100%	=	630,778
Gary L. Sypolt	491,400	X	85%	X	134%	X	99.7%	=	558,025

Mr. Sypolt’s payout score was calculated as follows:

Consolidated Financial Goal Accomplishment		Goal Weighting		Business Unit Financial Goal Accomplishment		Goal Weighting		Operating/ Stewardship Goal Accomplishment		Goal Weighting		Total Payout Score
100%	X	65%	+	100%	X	30%	+	94%	X	5%	=	99.7%

Long-Term Incentive Program

OVERVIEW

Our long-term incentive program focuses on Dominion’s longer-term strategic goals and retention. Since 2006, 50% of our long-term incentives have been full value equity awards in the form of restricted stock with time-based vesting and the other 50% have been performance-based awards. We believe restricted stock serves as a strong retention tool and also creates a focus on Dominion’s stock price to further align the interests of officers with the interests of our shareholders. For those officers who have made substantial progress toward their share ownership guidelines, 50% of their long-term award is in the form of a cash performance grant. Officers who have not achieved 50% of their targeted share ownership guideline receive stock-based performance grants. Dividend equivalents are not paid on any performance-based grants. Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the long-term cash performance grant balances the program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment.

The CGN Committee approves long-term incentive awards in January each year with a grant date established in early February. This process ensures incentive-based awards are made at the beginning of the performance period and shortly after the public disclosure of Dominion’s earnings for the prior year. Like the AIP target award levels discussed above, long-term incentive target award levels are established based on a number of factors, including historical practice, individual and company performance, and internal pay equity considerations, and are compared against peer group data to ensure the appropriate competitiveness of an NEO’s total direct compensation opportunity. However, as discussed above, long-term incentive target award levels are not targeted at a specific percentile or range of the peer group data, nor was market survey data a factor in setting long-term incentive target award levels for 2010.

Through 2009, the long-term incentive values for all NEOs, except for Mr. McGettrick, remained at the same target levels as they had been since 2006, which was the first year we granted performance-based awards as part of the long-term incentive compensation program. Mr. McGettrick’s long-term incentive compensation value has remained at the same target level since 2007. The CGN Committee considered the job performance to date of the NEOs, the increased scope of responsibilities assumed and recent promotions or job rotations and determined it was appropriate to increase the target levels for the NEOs’ 2010 long-term incentive awards.

Information regarding the fair value of 2010 restricted stock grants and target cash performance grants for the NEOs is provided in the Grants of Plan-Based Awards table.

2010 RESTRICTED STOCK GRANTS

All officers received a restricted stock grant on February 1, 2010 based on a stated dollar value. The number of shares awarded was determined by dividing the stated dollar value by the closing price of Dominion’s common stock on January 29, 2010. The grants have a three-year vesting term, with cliff vesting at the end of the restricted period on February 1, 2013. Dividends are paid to officers during the restricted period. The grant date fair value and vesting terms of the 2010 restricted stock grant awards made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

2010 PERFORMANCE GRANTS

Most officers, including the NEOs, received cash performance grants on February 1, 2010. The performance period commenced on January 1, 2010 and will end on December 31, 2011. The 2010 grants are denominated as a target award, with potential payouts ranging from 0-200% of the target based on Dominion’s TSR relative to the peer group of companies selected by the CGN Committee and ROIC, weighted equally.

The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing their strategic plans and in turn, reward management based on the achievement of TSR levels as measured relative to our peer companies. The ROIC metric was selected to reward officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and control of costs. The target award and vesting terms of 2010 performance grants made to the NEOs are disclosed in the Grants of Plan-Based Awards table and related footnotes.

PAYOUT UNDER 2009 PERFORMANCE GRANTS

In February 2011, final payouts were made to officers who received 2009 performance grants, including the NEOs. The 2009 performance grants were based on three goals: TSR for the two-year period ended December 31, 2010 relative to Dominion’s peer group of companies (weighted 50%); ROIC for the same two-year period (weighted 40%); and Book Value Per Share Performance (Book Value Performance) as of December 31, 2010 (weighted 10%).

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Relative TSR (50% weighting). TSR is the difference between the value of a share of common stock at the beginning and end of the two-year performance period, plus dividends paid as if reinvested in stock. For this metric, Dominion’s TSR is compared to TSR levels at its peer companies for the same two-year period. The peer group for the TSR metric for the 2009 performance grant is the same group of companies described above in The Peer Group and Peer Group Comparisons. The relative TSR targets and corresponding payout scores are as follows:

Relative TSR Performance	Percentage Payout of TSR Percentage	*
Top Quartile – 75% to 100%	150% – 200%
2nd Quartile – 50% to 74.9%	100% – 149.9%
3rd Quartile – 25% to 49.9%	50% – 99.9%
4th Quartile – below 25%	0%

*TSR weighting is interpolated between the top and bottom of the percentages within a quartile. A minimum payment of 25% of the TSR percentage will be made if the TSR performance is at least 10% on a compounded annual basis for the performance period, regardless of relative performance.

Actual relative TSR performance for the 2009-2010 period was in the top quartile.

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ROIC (40% weighting). ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan/annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges, plus preferred dividends. We designed our 2009 ROIC goals to provide 100% payout if we achieved an average ROIC of 8.86% over the two-year performance period. The ROIC performance targets and corresponding payout scores are as follows:

ROIC Performance	Percentage Payout of ROIC Percentage*
9.26% and above	200%
9.06% – 9.25%	150% –199.9%
8.86% – 9.05%	100% – 149.9%
8.66% – 8.85%	50% – 99.9%
Below 8.66%	0%

*ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2009-2010 period was 8.82%.

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Book Value Performance (10% weighting). Book Value Performance measures the company’s value according to its balance sheet (the difference between assets and liabilities) as opposed to the market value of company stock, subject to certain pre-approved exclusions, whether positive or negative, as set forth in the awards. It measures the use of funds as well as the efficiency of issuing stock. The CGN Committee applied a 10% weighting to this measure in order to allow a mix of performance measures while maintaining the desired focus on relative TSR and ROIC. Book Value Performance was calculated as common shareholders’ equity divided by the number of outstanding shares as of December 31, 2010. The Book Value Performance targets and corresponding payout scores are as follows:

Book Value Performance	Percentage Payout of Book Value Performance Percentage*
$22.66 and above	200%
$22.16 – $22.65	150% - 199.9%
$21.66 – $22.15	100% - 149.9%
$21.16 – $21.65	50% - 99.9%
Below $21.16	0%

*Book Value Performance percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual Book Value Performance for the 2009-2010 period was $21.89.

Based on the achievement of the performance criteria, the CGN Committee approved a 127.6% payout for the 2009 performance grants. The following table summarizes the achievement of the 2009 performance criteria:

Measure	Goal Weight%	Goal Achievement%	Payout%
Relative TSR	50%	157.0%	78.5%
ROIC	40%	92.0%	36.8%
Book Value Performance	10%	123.4%	12.3%

Combined Overall Performance Score			127.6%

The resulting payout amounts for the NEOs for the 2009 performance grants are shown below and are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	2009 Performance Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell II	$3,000,000	X	127.6%	=	$3,828,000
Mark F. McGettrick	750,000	X	127.6%	=	957,000
Paul D. Koonce	450,000	X	127.6%	=	574,200
David A. Christian	325,000	X	127.6%	=	414,700
Gary L. Sypolt	200,000	X	127.6%	=	255,200

Other Restricted Stock Grants

In December 2010, the CGN Committee approved a restricted stock grant of 100,000 shares to Mr. Farrell to retain and secure his services for the next five years to provide the leadership stability to implement Dominion’s strategic plans. The grant supports CEO succession planning and the vesting terms of the grant further align Mr. Farrell’s interests with the interests of shareholders. The restricted shares are subject to a five-year cliff vesting with all shares vesting on December 17, 2015 (the Vesting Date). Mr. Farrell will forfeit the restricted stock grant if his employment with Dominion terminates prior to the Vesting Date for any reason other than a change in control, death or disability. In the event of a change in control, death or disability, the restricted shares are subject to vesting on a pro-rated basis. Dividends will be paid on the restricted shares, but will be retained and subject to the same vesting terms as the restricted shares.

In September 2010, the CGN Committee awarded Mr. Sypolt 6,872 shares of restricted stock as part of a mid-year compensation increase, recognizing his performance as the Dominion Energy business unit CEO and to bring his compensation more in line with other business unit CEOs. The restricted shares are subject to a three-year cliff vesting, with pro-rata vesting under certain circumstances. See Grants of Plan-Based Awards for the terms of Mr. Sypolt’s restricted stock award.

Employee and Executive Benefits

Benefit plans and limited perquisites composed the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

RETIREMENT PLANS

We sponsor two types of tax-qualified retirement plans for eligible employees, including our NEOs: a defined benefit pension plan (the Pension Plan) and a defined contribution 401(k) savings plan (the 401(k) Plan). The NEOs, as employees hired before 2008, are eligible for a pension benefit upon attainment of retirement age based on a formula that takes into account final compensation and years of service. They also receive a cash balance benefit under which the company contributes 2% of each participant’s compensation to a special retirement account, which may be paid in a lump sum or added to the annuity benefit upon retirement. The company began funding the special retirement account for eligible employees beginning in January 2001. The formula for the Pension Plan is explained in the narrative following the Pension Benefits table. The change in Pension Plan value for 2010 for the NEOs is included in the Summary Compensation Table.

Officers whose matching contributions under our 401(k) Plan are limited by the Internal Revenue Code receive a cash payment to make them whole for the company match lost as a result of these limits. These cash payments are currently taxable. The company matching contributions to the 401(k) Plan and the cash payments of company matching contributions above Internal Revenue Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two nonqualified retirement plans for our executives, the Retirement Benefit Restoration Plan (BRP) and the Executive Supplemental Retirement Plan (ESRP). Unlike the Pension Plan and 401(k) Plan, these plans are unfunded, unsecured obligations of the company. These plans keep us competitive in attracting and retaining officers. Due to Internal Revenue Code limits on Pension Plan benefits and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) Plan alone will produce a lower percentage of replacement income in retirement for officers than these plans will for other employees. The BRP restores benefits that will not be paid under the Pension Plan due to the Internal Revenue Code limits. The ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation to partially make up for this gap in retirement income. The BRP and ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are fully explained in the narrative following that table.

In May 2010, the CGN Committee entered into a supplemental retirement agreement with Mr. McGettrick. This agreement restates and clarifies the terms of prior agreements entered into in 2005 and 2007 as well as the surviving provisions of his 1999 employment agreement. Mr. McGettrick will earn a lifetime benefit under the ESRP if he remains employed as an officer of Dominion until November 14, 2012, effectively giving him previously earned age and service credit toward the lifetime ESRP benefit that was provided to him under the surviving provisions of his 1999 employment agreement and later restated in a February 2007 letter agreement. As consideration for this benefit, Mr. McGettrick has agreed not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

OTHER BENEFIT PROGRAMS

Dominion’s officers participate in all of the benefit programs available to other Dominion employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers to replace a former company-wide retiree life insurance program that was discontinued in 2003. The plan is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

PERQUISITES

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. In addition to incidental perquisites associated with maintaining an office, we offer the following perquisites to all officers:

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An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive physical exams and financial and estate planning. Dominion wants officers to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion’s retirement and other employee benefit programs.

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A vehicle leased by Dominion, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company.

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In limited circumstances, use of company aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Farrell to use the aircraft for all travel, including personal travel, whenever it is feasible to do so. His family and guests may accompany Mr. Farrell on any personal trips. The use of company aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive’s schedule. With the exception of Mr. Farrell, personal use of aircraft is not available when there is a company need for the aircraft. Use of company aircraft saves substantial time and allows us to have better access to our executives for business purposes. During 2010, 96% of the use of Dominion’s aircraft was for business purposes. Other than Mr. Farrell, none of the NEOs or other executive officers used company aircraft for personal travel in 2010.

Other than costs associated with comprehensive executive physical exams (which are exempt from taxation under the Internal Revenue Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

EMPLOYMENT CONTINUITY AGREEMENTS

Dominion has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. While Dominion has determined these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the company in the event of an anticipated or actual change in control of Dominion. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. Therefore, the Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining the appropriate multiples of compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger agreements that require both a change in control and a qualifying termination of employment to trigger a benefit. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

OTHER AGREEMENTS

Dominion does not have comprehensive employment agreements or severance agreements for its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with certain of our NEOs to provide certain benefit enhancements or other protections, as described in Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control.

OTHER RELEVANT COMPENSATION PRACTICES

Share Ownership Guidelines

We require officers to own and retain significant amounts of Dominion stock during their careers to align their interests with those of our shareholders by promoting a long-term focus through long-term share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company. Targeted ownership levels are the lesser of the following value or number of shares:

Position	Value/# of Shares
Chairman, President & Chief Executive Officer	8 x salary/145,000
Executive Vice President – Dominion	5 x salary/35,000
Senior Vice President – Dominion & Subsidiaries/President – Dominion Subsidiaries	4 x salary/20,000
Vice President – Dominion & Subsidiaries	3 x salary/10,000

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans contribute to the ownership targets. Restricted stock, goal-based stock and shares underlying stock options do not contribute to the ownership targets. We prohibit certain types of transactions related to Dominion stock, including owning derivative securities, hedging transactions, using margin accounts and pledging shares as collateral.

With limited exceptions, officers are expected to retain ownership of their Dominion stock, including restricted stock and goal-based shares that have vested, as long as they remain employed by the company. We refer to shares held by an officer that are more than 15% above his or her ownership target as “Qualifying Excess Shares.” Officers may sell up to 50% of their Qualifying Excess Shares at any time, subject to insider trading rules and other policy provisions, and may sell all Qualifying Excess Shares during the one-year period preceding retirement. Qualifying Excess Shares may also be gifted to a charitable organization or put into a trust outside of the officer’s control for estate planning purposes at any time.

At least annually, the CGN Committee reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole. The NEOs’ ownership is shown in the Director and Officer Share Ownership table; each NEO exceeds his ownership target.

Recovery of Incentive Compensation

Consistent with standards established by the Sarbanes-Oxley Act of 2002, Dominion’s Corporate Governance Guidelines authorize the Board to seek recovery of performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Beginning in 2009, the CGN Committee approved a broader clawback provision for inclusion in our AIP and long-term incentive performance grant documents. This clawback provision authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

Tax Deductibility of Compensation

Code Section 162(m) generally disallows a deduction by publicly-held corporations for compensation in excess of $1 million paid to the CEO and next three most highly-compensated officers other than the CFO. If certain requirements are met, performance-based compensation qualifies for an exemption from the Code Section 162(m) deduction limit. We intend to provide competitive executive compensation while maximizing Dominion’s tax deduction. While the CGN Committee considers Code Section 162(m) tax implications when designing annual and long-term compensation programs and approving payouts under such programs, it reserves the right to approve, and in some cases has approved, non-deductible compensation when corporate objectives justify the cost of being unable to deduct such compensation. Dominion’s tax department has advised the CGN Committee that the cost of any such lost tax deductions is not material to the company.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for share-based payments, which requires that compensation expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Executive Compensation

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO, and the three most highly compensated executive officers other than our CEO and CFO.

The following highlights some of the disclosures contained in this table for our NEOs. Detailed explanations regarding certain types of compensation paid to an NEO are included in the footnotes to the table.

Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated. For 2010, this amount also includes a 2% merit lump sum payment to all NEOs except for Mr. Sypolt.

Stock Awards. The amounts in this column reflect the full grant date fair value of the stock awards for accounting purposes for the respective year. The amounts shown for 2008 are different from the amounts shown in our filed 2008 proxy statement due to a change in SEC reporting requirements.

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our long-term incentive programs. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits that may be earned under the terms of our retirement plans, and do not reflect actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified Pension Plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. For 2009 and 2010, accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during 2009 and 2010, respectively. For Mr. McGettrick, the accrued benefit calculation for 2010 also reflects the clarification of the commencement date of his lifetime ESRP benefits. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) Plan account, and company matching contributions paid directly to the NEO that would be credited to the 401(k) Plan if Internal Revenue Code contribution limits did not apply. For 2010, dividends paid on outstanding restricted stock are not included in All Other Compensation in accordance with SEC rules as the value of the dividends is factored into the grant date fair value of the restricted stock.

Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2010, 2009 and 2008 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Thomas F. Farrell II Chairman, President and Chief Executive Officer	2010	$1,224,000	—	$7,731,000	$5,838,000	$1,970,849	$160,536	$16,924,385
	2009	1,200,000	—	3,000,010	5,532,000	1,591,777	649,754	11,973,541
	2008	1,191,667	—	3,000,025	6,735,000	2,625,135	626,421	14,178,248
Mark F. McGettrick Executive Vice President and Chief Financial Officer	2010	663,918	—	900,014	1,829,206	3,458,328	72,350	6,923,816
	2009	648,250	—	750,002	1,665,292	1,872,269	181,413	5,117,226
	2008	629,333	—	750,027	2,042,103	724,614	167,861	4,313,938
Paul D. Koonce Executive Vice President (CEO–Dominion Virginia Power)	2010	507,858	—	562,537	1,174,667	755,323	47,907	3,048,293
	2009	495,883	—	450,023	1,088,608	383,988	119,481	2,537,983
	2008	483,650	—	450,016	1,343,435	520,415	123,818	2,921,334
David A. Christian (CEO–Dominion Generation)	2010	564,876	—	425,021	1,045,478	1,248,164	92,478	3,376,018
	2009	551,550	—	325,028	924,726	1,252,716	144,334	3,198,354
	2008	537,750	—	325,005	1,056,473	612,221	132,402	2,663,851
Gary L. Sypolt (CEO–Dominion Energy)	2010	437,020	—	625,035	813,225	1,513,956	59,156	3,448,392

(1) None of the NEOs, except for Mr. Sypolt, received a base salary increase in 2010. Mr. Sypolt’s salary increased to $491,400 effective September 1, 2010. Messrs. Farrell, McGettrick, Koonce and Christian each received a 2% merit lump sum payment on October 25, 2010, as approved by the CGN Committee on September 24, 2010.

(2) The amounts in this column reflect the full grant date fair value of stock awards for the respective year grant in accordance with FASB ASC Topic 718 – guidance for share-based payments. Dominion did not grant any stock options in 2010. The amount for Mr. Farrell includes a grant of 100,000 shares of restricted stock for strategic and retention purposes. See the Grants of Plan-Based Awards table for additional information regarding the terms of all restricted stock grants made in 2010. See also Note 20 to the Consolidated Financial Statements in Dominion’s 2010 Annual Report on Form 10-K for more information on the valuation of stock-based awards and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2010.

(3) The 2010 amounts in this column include the payout under Dominion’s 2010 AIP and 2009 Performance Grant awards. All of the NEOs received 134% funding of their 2010 AIP target awards and 100% payout for accomplishment of their goals, except for Mr. Sypolt who achieved a 99.7% payout. The 2010 AIP payouts amounts were as follows: Mr. Farrell: $2,010,000; Mr. McGettrick: $872,206; Mr. Koonce: $600,467; Mr. Christian: $630,778; and Mr. Sypolt: $558,025. See the CD&A for additional information on the 2010 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2010 AIP. The 2009 Performance Grant award was issued on February 2, 2009 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2010. Payouts can range from 0% to 200%. Payout of the 2009 Performance Grant award was 127.6% of the target amount. The payout amounts were as follows: Mr. Farrell: $3,828,000; Mr. McGettrick: $957,000; Mr. Koonce: $574,200; Mr. Christian: $414,700; and Mr. Sypolt: $255,200. The 2009 amounts reflect both the 2009 AIP and the 2008 Performance Grant payouts, and the 2008 amounts reflect both the 2008 AIP and 2007 Performance Grant payouts.

(4) All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; and (iv) other relevant factors.

(5) All Other Compensation amounts for 2010 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Total All Other Compensation(d)
Thomas F. Farrell II	$78,174	$36,810	$7,350	$38,202	$160,536
Mark F. McGettrick	32,984	13,329	9,800	16,237	72,350
Paul D. Koonce	20,686	12,284	7,350	7,587	47,907
David A. Christian	32,145	38,180	9,800	12,353	92,478
Gary L. Sypolt	24,470	17,205	9,800	7,681	59,156

(a) Unless noted, the amounts in this column for all NEOs are composed of the following: personal use of company vehicle and financial planning and health and wellness allowance. For Mr. Farrell, the amounts in this column also include personal use of the corporate aircraft. The value of Mr. Farrell’s personal use of the aircraft during 2010 was $51,959. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 96% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Mr. Farrell to use corporate aircraft for all personal travel whenever it is feasible to do so.

(b) Employees who contribute to the 401(k) Plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service.

(c) Represents each payment of “lost” 401(k) Plan matching contribution due to IRS limits.

(d) For 2010, dividends paid on outstanding restricted stock are not included in All Other Compensation in accordance with SEC rules as the value of the dividends is factored into the grant date fair value of the restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2010.

Name	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)(4)
			Threshold	Target	Maximum
Thomas F. Farrell II
2010 Annual Incentive Plan(2)			$—	$1,500,000	$3,000,000
2010 Cash Performance Grant(3)			—	3,500,000	7,000,000
2010 Restricted Stock Grant(4)	2/1/2010	1/21/2010				93,433	$3,500,000
Executive Restricted Stock Grant(5)	12/17/2010	12/16/2010				100,000	4,231,000
Mark F. McGettrick
2010 Annual Incentive Plan(2)			—	650,900	1,301,800
2010 Cash Performance Grant(3)			—	900,000	1,800,000
2010 Restricted Stock Grant(4)	2/1/2010	1/21/2010				24,026	900,014
Paul D. Koonce
2010 Annual Incentive Plan(2)			—	448,110	896,220
2010 Cash Performance Grant(3)			—	562,500	1,125,000
2010 Restricted Stock Grant(4)	2/1/2010	1/21/2010				15,017	562,537
David A. Christian
2010 Annual Incentive Plan(2)			—	470,730	941,460
2010 Cash Performance Grant(3)			—	425,000	850,000
2010 Restricted Stock Grant(4)	2/1/2010	1/21/2010				11,346	425,021
Gary L. Sypolt
2010 Annual Incentive Plan(2)			—	417,690	835,380
2010 Cash Performance Grant(3)			—	325,000	650,000
2010 Restricted Stock Grant(4)	2/1/2010	1/21/2010				8,676	325,003
Executive Restricted Stock Grant(6)	10/1/2010	9/24/2010				6,872	300,032

(1) On January 21, 2010, the CGN Committee approved the 2010 long-term incentive program awards for our officers, which consisted of a restricted stock grant and a cash performance grant. The 2010 restricted stock award was granted on February 1, 2010. Under the 2005 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion common stock as of the last day on which the stock is traded preceding the date of grant. The grant date fair market value for the February 1, 2010 restricted stock grant was $37.46 per share, which was Dominion’s closing stock price on January 29, 2010. For the award to Mr. Farrell on December 17, 2010, the grant date fair value was $42.31 per share, which was Dominion’s closing price on December 16, 2010. For the award to Mr. Sypolt on October 1, 2010, the grant date fair value was $43.66 per share, which was Dominion’s closing price on September 30, 2010.

(2) Amounts represent the range of potential payouts under the 2010 AIP. Actual amounts paid under the 2010 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2010 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3) Amounts represent the range of potential payouts under the 2010 performance grant of our long-term incentive program. Payouts can range from 0% to 200% of the target award. Awards will be paid by March 15, 2012, depending on the achievement of performance goals for the two-year period ending December 31, 2011. The amount earned will depend on the level of achievement of two performance metrics: TSR–50% and ROIC–50%. TSR measures Dominion's share performance for the two-year period ended December 31, 2011 relative to the TSR of a group of industry peers selected by the CGN Committee. ROIC goal achievement will be scored against 2010 and 2011 budget goals.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grants have pro-rated vesting for retirement, termination without cause, death or disability. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. Payout for an officer who retires or whose employment is terminated without cause is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

(4) The 2010 restricted stock grant of our long-term incentive program fully vests at the end of three years. The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The restricted stock grant provides for pro-rata vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the

CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, pro-rated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

(5) On December 16, 2010, the CGN Committee awarded Mr. Farrell 100,000 shares of restricted stock for strategic and retention purposes. The grant date was December 17, 2010 and the shares will fully vest on December 17, 2015, provided Mr. Farrell remains employed until that date. Mr. Farrell will forfeit the restricted stock grant if his employment with Dominion terminates prior to the vesting date for any reason other than a change in control, death or disability. In the event of a change in control, death or disability, the restricted shares are subject to vesting on a pro-rated basis. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders. Dividends on these shares will be reinvested and the resulting shares will also maintain a restricted status throughout the term of the grant.

(6) On September 24, 2010, the CGN Committee awarded Mr. Sypolt 6,872 shares of restricted stock in recognition of his performance as the Dominion Energy business unit CEO and to bring his compensation in line with other business unit CEOs. The grant date was October 1, 2010 and the shares will fully vest on October 1, 2013, provided Mr. Sypolt remains employed until that date. The restricted stock grant provides for pro-rata vesting if Mr. Sypolt retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, pro-rated vesting will not occur if the CEO determines Mr. Sypolt’s retirement is detrimental to the company. In the event of a change in control, pro-rated vesting is provided as of the change in control date, and full vesting if Mr. Sypolt’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2010. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2010.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Thomas F. Farrell II	73,458(2)	$3,138,126
	85,276(3)	3,642,991
	93,433(4)	3,991,458
	100,000(5)	4,272,000
Mark F. McGettrick	18,365(2)	784,553
	21,319(3)	910,748
	24,026(4)	1,026,391
Paul D. Koonce	11,019(2)	470,732
	12,792(3)	546,474
	15,017(4)	641,526
David A. Christian	7,958(2)	339,966
	9,239(3)	394,690
	11,346(4)	484,701
Gary L. Sypolt	4,898(2)	209,243
	5,686(3)	242,906
	8,676(4)	370,639
	6,872(6)	293,572

(1) The market value is based on closing stock price of $42.72 on December 31, 2010, which was the last day of our fiscal year on which Dominion stock was traded.

(2) Shares scheduled to vest on April 1, 2011.

(3) Shares scheduled to vest on February 1, 2012.

(4) Shares scheduled to vest on February 1, 2013.

(5) Shares scheduled to vest on December 17, 2015.

(6) Shares scheduled to vest on October 1, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the value realized by NEOs during the year ended December 31, 2010 on vested restricted stock awards. There were no option exercises by NEOs in 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell II	67,048	$2,804,618
Mark F. McGettrick	16,762	701,154
Paul D. Koonce	10,058	420,726
David A. Christian	7,264	303,853
Gary L. Sypolt	4,470	186,980

PENSION BENEFITS

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2010, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)
Thomas F. Farrell II	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	15.00 26.00 26.00	$585,812 7,083,812 11,754,045
Mark F. McGettrick	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	26.50 30.00 30.00	883,510 4,879,706 4,965,568
Paul D. Koonce	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	12.00 12.00 12.00	359,716 533,152 2,509,486
David A. Christian	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	26.50 26.50 26.50	1,080,949 2,358,731 3,241,021
Gary L. Sypolt	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	30.00 30.00 30.00	1,421,427 1,031,506 1,715,726

(1) Years of credited service shown in this column for the Pension Plan are actual years accrued by an NEO from his date of participation to December 31, 2010. Service for the Benefit Restoration Plan and the Supplemental Retirement Plan is the NEO’s actual credited service as of December 31, 2010 plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Messrs. Farrell and McGettrick by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Dominion Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change In Control for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

(2) The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which is (i) age 60 for Messrs. Farrell, Koonce, Christian and Sypolt, and (ii) age 55 for Mr. McGettrick (when he would be treated as age 60 based on his five additional years of credited age). In addition, for purposes of calculating the Benefit Restoration Plan benefits for Messrs. Farrell and McGettrick, the amounts reflect additional credited years of service granted to them pursuant to their agreements with the company (see Dominion Executive Supplemental Retirement Plan). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $3,513,363 lower for Mr. Farrell, and $2,673,601 lower for Mr. McGettrick. Pension Plan and Supplemental Retirement Plan benefits amounts are not augmented by the additional service credit assumptions.

Dominion Pension Plan

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All of the NEOs participate in the Pension Plan. The Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The Pension Plan basic benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000 and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For Credited Service through December 31, 2000:			For Credited Service on or after January 1, 2001:
2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited Service is limited to a total of 30 years for all parts of the formula and Credited Service after 2000 is limited to 30 years minus Credited Service before 2001.

Benefit payment options are (1) a single life annuity or (2) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All of the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

The Pension Plan also includes a special retirement account, which is in addition to the pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (4.19% in 2010). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

The Internal Revenue Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2010, the compensation limit was $245,000. The Internal Revenue Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2010, this limitation was the lesser of (i) $195,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Retirement Benefit Restoration Plan

The Dominion Retirement Benefit Restoration Plan (BRP) is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Pension Plan due to the limits imposed by the Internal Revenue Code.

A Dominion employee is eligible to participate in the BRP if (1) he or she is a member of management or a highly compensated employee, (2) his or her Dominion Pension Plan benefit is or has been limited by the Internal Revenue Code compensation or benefit limits, and (3) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

Upon retirement, a participant’s BRP benefit is calculated using the same formula used to determine the participant’s default annuity form of benefit under the Dominion Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Dominion Pension Plan. To accommodate the enactment of Internal Revenue Code Section 409A, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall restoration benefit is not changed.

The restoration benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive a single life or 50% or 100% joint and survivor annuity for the portion of his or her benefit that accrued prior to 2005. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Messrs. Farrell and McGettrick have been granted age and service credits for purposes of calculating their Pension Plan and BRP benefits. Mr. Farrell, having attained age 55, has earned benefits based on 25 years of service; if he remains employed until age 60, benefits will be calculated based on 30 years of service. Mr. McGettrick, having attained age 50, has earned benefits calculated based on five additional years of age and service. For each of these NEOs, the additional years of service count for determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Dominion Executive Supplemental Retirement Plan.

If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way as the 50% Qualified Pre-Retirement Survivor Annuity payable under the Pension Plan and paid in a lump sum payment.

Dominion Executive Supplemental Retirement Plan

The Dominion Executive Supplemental Retirement Plan (ESRP) is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Internal Revenue Code Section 409A, the portion of a participant’s ESRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall benefit is not changed.

A Dominion employee is eligible to participate in the ESRP if (1) he or she is a member of management or a highly-compensated employee, and (2) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full ESRP benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, pro-rated retirement benefit. A participant who separates from service with Dominion with fewer than 60 months of service is generally not entitled to an ESRP benefit unless the participant separated from service on account of disability or death.

The ESRP benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive the portion of his or her benefit that had accrued as of December 31, 2004 in monthly installments. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract.

All of the NEOs except Mr. Koonce are currently entitled to a full ESRP retirement benefit. If Mr. Koonce terminates employment before he attains age 55, he will receive a pro-rated ESRP benefit. Based on the terms of their individual letter agreements, Messrs. Farrell and Koonce will receive an ESRP benefit calculated as a lifetime benefit. Under the terms of his letter agreement, Mr. McGettrick will earn a lifetime benefit under the ESRP if he remains employed until he attains age 55. Mr. McGettrick has earned five years of additional age and service credit for purposes of computing his retirement benefits and eligibility for benefits under the ESRP, long-term incentive grants, and retiree medical and life insurance plans as he has met the requirement of remaining employed until he attained age 50. If Mr. McGettrick terminates employment before he attains age 55, he will be deemed to have retired for purposes of determining his vesting credit under the terms of his restricted stock and performance grant awards. Mr. Christian will receive ESRP benefits calculated as a lifetime benefit provided he remains employed with Dominion until attainment of age 60. As consideration for this benefit, Mr. Christian has agreed not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on Internal Revenue Code and Pension Benefit Guaranty Corporation requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion. Actuarial assumptions used for the December 31, 2010 benefit calculations shown in the Pension Benefits table use a discount rate of 5.90% to determine the present value of the future benefit obligations for the Pension Plan, BRP and ESRP and a lump sum interest rate of 5.15% to estimate the lump sum values of BRP and ESRP benefits. Each NEO is assumed to retire at the earliest age at which he is projected to become eligible for full, unreduced pension benefits. Beginning with the 2009 calculations, for purposes of estimating future eligibility for unreduced Pension Plan and ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Assumed mortality after retirement is based on tables from the Society of Actuaries’ RP-2000 study, projected from 2000 to 2010 with 50% of the Scale AA factors, and further adjusted for Dominion experience by using an age set-forward factor. For BRP and ESRP benefits, other actuarial assumptions include an assumed tax rate of 40%.

The discount rate for calculating lump sum BRP and ESRP payments at the time an officer terminates employment is selected by Dominion’s Administrative Benefits Committee and adjusted periodically. For year 2010, a 5.28% discount rate was used to determine the lump sum payout amounts. For 2010 and later years, the discount rate for each year will be based on a rolling average of the blended rate published by the Pension Benefit Guaranty Corporation in October of the previous five years.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (as of 12/31/2010)*	Aggregate Withdrawals/Distributions (as of 12/31/2010)	Aggregate Balance at Last FYE (as of 12/31/2010)
Thomas F. Farrell II	$4,661	$131,333	$13,927
Mark F. McGettrick	86,602	185,005	769,742
Paul D. Koonce	102,312	—	1,161,520
David A. Christian	1,200	—	28,220
Gary L. Sypolt	72,612	—	768,339

*No preferential earnings are paid and therefore no earnings from these plans are included in the Summary Compensation Table.

At this time, Dominion does not offer any nonqualified elective deferred compensation plans to its officers or other employees. The Nonqualified Deferred Compensation table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: Dominion Resources, Inc. Executives’ Deferred Compensation Plan (Frozen Deferred Compensation Plan) and Dominion Resources, Inc. Security Option Plan (Frozen DSOP), which were frozen as of December 31, 2004. Although the Frozen DSOP was an option plan rather than a deferred compensation plan, we are including information regarding the plan and any balances in this table to make full disclosure about possible future payments to officers under our employee benefit plans.

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vesting restricted stock, and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) Plan match contributions and transfers from several CNG deferred compensation plans. The Frozen Deferred Compensation Plan offers 28 investment funds for the plan balances, including a Dominion Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gains from stock option exercises that were deferred were automatically allocated to the Dominion Stock Fund and this allocation cannot be changed. Earnings are calculated based on the performance of the underlying investment fund.

The NEOs invested in the following funds with rates of returns for 2010 as follows: Vanguard 500 Index Fund, 14.9%; Dominion Resources Stock Fund, 14.47%; and Dominion Fixed Income Fund, 4.19%. The Vanguard 500 Index Fund has the same rate of return as the corresponding publicly available mutual fund.

The Dominion Fixed Income Fund is an investment option that provides a fixed rate of return each year based on a formula that is tied to the adjusted federal long-term rate published by the IRS in November prior to the beginning of the year. Dominion’s Asset Management Committee determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

The default Benefit Commencement Date is February 28 after the year in which the participant retires, but the participant may select a different Benefit Commencement Date in accordance with the plan. Participants may change their Benefit Commencement Date election; however, a new election must be made at least six months before an existing Benefit Commencement Date. Withdrawals less than six months prior to an existing Benefit Commencement Date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than the February 28 that is 10 calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment for reasons other than death, disability or retirement before an elected Benefit Commencement Date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected Benefit Commencement Date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from one to 10 years. Participants have the ability to change their distribution schedule for benefits under the plan by giving six months notice to the plan administrator. Once a participant begins receiving annual installment payments, the participant can make a one-time election to either (1) receive the remaining account balance in the form of a lump sum distribution or (2) change the remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company matching contributions to the 401(k) Plan in the form of options under this plan. DSOP options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 27 mutual funds, and there is not a Dominion stock alternative or a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

•	Options expire on the last day of the 120th month after retirement or disability;
•	Options expire on the last day of the 24th month after the participant’s death (while employed);
•	Options expire on the last day of the 12th month after the participant’s severance;
•	Options expire on the 90th day after termination with cause; and
•	Options expire on the last day of the 120th month after severance following a change in control.

The NEOs held options on the following publicly available mutual funds, which had rates of return for 2010 as noted.

Fund	Rate of Return	Fund	Rate of Return
Vanguard Short-Term Bond Index	3.9%	Harbor International Fund	12.0%
Vanguard Small Cap Growth Index	30.7%	Janus Growth & Income Fund	8.6%
Vanguard U.S. Value Fund	13.8%	Perkins Mid Cap Value Fund	14.8%
Artisan International Fund	5.9%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and
•

The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a “constructive termination.” Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Board before any such transaction cease to represent a majority of Dominion’s or its successor’s Board within two years after the last of such transactions.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•

Lump sum severance payment equal to three times base salary plus annual incentive plan award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual annual incentive plan payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date.
•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
•

Executive life insurance. Premium payments will continue to be paid by the company until the earlier of: (1) the fifth anniversary of the termination date, or (2) the later of the 10th anniversary of the policy or the date the officer attains age 64.

•

Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter of agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).
•

If any payments are classified as “excess parachute payments” for purposes of Internal Revenue Code Section 280G and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

The terms of awards made under the long-term incentive program, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Other Post Employment Benefit for Mr. Farrell. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

The following table provides the incremental payments that would be earned by each NEO if his employment had been terminated, or constructively terminated, as of December 31, 2010. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Incremental Payments Upon Termination and Change in Control

Name	Non-Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non-Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Outplacement Services	Excise Tax & Tax Gross-Up	Total
Thomas F. Farrell II(4)
Retirement	$—	$6,423,694	$1,673,913	$1,200,000	$—	$—	$—	$—	$9,297,607
Death / Disability	—	6,494,894	1,673,913	—	—	—	—	—	8,168,807
Change in Control(5)	4,181,385	4,420,080	1,826,087	—	10,807,200	—	25,000	—	21,259,752
Mark F. McGettrick(4)
Retirement	—	1,614,659	430,435	—	—	—	—	—	2,045,094
Change in Control(5)	672,001	1,107,032	469,565	—	4,794,009	—	25,000	—	7,067,607
Paul D. Koonce
Termination Without Cause	—	976,662	269,022	—	—	—	—	—	1,245,684
Voluntary Termination	—	—	—	—	—	—	—	—	—
Termination With Cause	—	—	—	—	—	—	—	—	—
Death / Disability	—	976,662	269,022	—	—	—	—	—	1,245,684
Change in Control(5)	2,643,115	682,070	293,478	—	3,628,560	58,036	25,000	—	7,330,259
David A. Christian(4)
Retirement	—	711,902	203,261	—	—	—	—	—	915,163
Change in Control(5)	2,095,384	507,455	221,739	—	3,601,680	—	25,000	2,334,089	8,785,347
Gary L. Sypolt(4)
Retirement	—	484,711	155,435	—	—	—	—	—	640,146
Change in Control(5)	778,911	631,648	169,565	—	2,644,113	—	25,000	1,655,730	5,904,967

(1) Grants made in 2008, 2009 and 2010 under the long-term incentive program vest pro-rata upon termination without cause, death or disability. These grants vest pro-rata upon retirement provided the CEO of Dominion (or in the case of the CEO, the CGN Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. The amounts shown in the restricted stock column are based on the closing stock price of $42.72 on December 31, 2010.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Farrell will be entitled to a special payment of one times salary in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3) Amounts in this column represent the value of the incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Mr. McGettrick is eligible for retiree medical and executive life insurance upon any termination due to his letter agreement. Messrs. Farrell, Christian and Sypolt are entitled to executive life insurance coverage and retiree medical benefit upon any termination since they are retirement eligible and have completed 10 years of service. Mr. Koonce is eligible for retiree medical and executive life insurance upon a change in control. Retiree health benefits have been quantified using assumptions used for financial accounting purposes.

(4) For the NEOs who are eligible for retirement, this table assumes they would retire in connection with any termination event. Pursuant to a letter agreement dated May 2010, Mr. McGettrick would be considered as retired under any termination event.

(5) The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Messrs. Farrell, McGettrick, Christian and Sypolt) or termination without cause (Mr. Koonce).

EQUITY COMPENSATION PLANS

As of December 31, 2010	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Plans approved by shareholders	0	0		33,626,815	(2)(3)
Plans not approved by shareholders	1,810,319	31.76		948,411	(4)
Total	1,810,319	$31.76	(1)	34,575,226

(1) Reflects weighted average exercise price of outstanding options only and excludes restricted stock and performance awards.

(2) Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 233,208 shares, and Directors’ Deferred Cash Compensation Plan, 375,143 shares.

(3) Amount also includes 15,129,674 shares available for issuance under the 2005 Incentive Compensation Plan as restricted stock or performance awards. Shares for expired or forfeited awards become available for new awards.

(4) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. Dominion’s Leadership Stock Option Plan (LSOP) for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares, respectively, were made available for issuance, did not require shareholder approval when adopted. The LSOP was a program used by Dominion to motivate, attract and retain key non-executive salaried employees through the award of stock options, as well as to encourage ownership of Dominion stock. This plan was frozen in 2005 and no future awards will be made under this plan. The remaining options outstanding under the LSOP will expire in 2012. The Directors’ Stock Compensation Plan was also amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Directors Plans.

Item 3 — Advisory Vote on Executive Compensation (Say on Pay)

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve the following advisory resolution at the 2011 Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to the company’s named executive officers in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Dominion’s executive compensation program seeks to motivate and reward superior performance that supports our business and strategic plans and to provide the compensation and incentives needed to attract, motivate and retain executives who are crucial to Dominion’s long-term success. This compensation program is designed to align the interests of our executives with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected create shareholder value. We believe the design of our compensation program is fulfilling these objectives.

The effectiveness of Dominion’s executive compensation program is evidenced by the company’s success in 2010 which includes among other things:

•

A total shareholder return (TSR) for the year of 14.8% which ranked third relative to our peer companies. Our one-year TSR also compared favorably with the S&P 500 and Dow Jones Industrial indices and outperformed the S&P Utility and Dow Jones Utility Indices;

•	A market capitalization of $24.8 billion as of December 31, 2010, up from $23.3 billion as of December 31, 2009; and
•	A dividend payout ratio of 55%, with an annual dividend rate of $1.83 per share for 2010, up from $1.75 per share in 2009.

For a detailed description of how our executive compensation policies and programs are designed to motivate superior performance, we urge shareholders to read the Compensation Discussion and Analysis in this Proxy Statement, beginning on page 25, which includes an executive summary of Dominion’s 2010 business highlights and compensation decisions. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie Dominion’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices relating to our named executive officers as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the CGN Committee values the opinions expressed by its shareholders and will review the voting results in connection with their ongoing evaluation of the Dominion’s executive compensation program.

Your Board of Directors recommends that you vote FOR approval of Item 3

Item 4 — Advisory Vote on the Frequency of the Say on Pay Vote

Section 14A of the Securities Exchange Act requires that we ask our shareholders, on an advisory basis, how frequently they would like to cast an advisory vote on the compensation of Dominion’s named executive officers. By voting on this Item 4, shareholders may indicate whether they would prefer holding an advisory vote on executive compensation every one, two or three years. Shareholders who have no preference may also abstain from voting.

The appropriate frequency of an advisory vote on executive compensation is the subject of diverging opinions and views, and we believe there is reasonable basis for each of the three options. An annual advisory vote provides the most immediate feedback on our program and its operations in the context of yearly results, but may encourage a short-term vs. long-term analysis of our executive compensation programs. An advisory vote every two years would be aligned with our long-term cash performance grant which considers our total shareholder return relative to peers and return on invested capital performance for a two-year period. Having an advisory vote every three years would provide our shareholders and our Board sufficient time to evaluate the longer-term effectiveness of our executive compensation program, but may be considered too infrequent by some shareholders. Having considered each of the three options, we are recommending an advisory vote be conducted every year so that shareholders may annually express their views on Dominion’s executive compensation program.

Your vote is advisory and will not be binding on the Board of Directors. The Board may initially choose an annual frequency because this is a new matter for shareholder consideration, but later may choose a different frequency after the company has had some experience in evaluating the results of Say on Pay votes and to take into account other considerations. Also, as required by the law as currently in effect, the Board will put the frequency issue before the shareholders for a new advisory vote at least once every six years. The Board values the opinions expressed by its shareholders and will consider the outcome of this proposal, emerging trends and peer practices when determining the frequency of future advisory votes on executive compensation which may be more or less frequent than the option receiving the most votes cast by our shareholders.

Your Board of Directors recommends that you vote for ONE YEAR

Shareholder Proposals

Dominion has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2011 Annual Meeting. The shareholders making these proposals have presented the proposals and supporting statements below, and we are presenting the proposals as they were submitted to us. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of each proponent will be furnished upon oral or written request.

ITEM 5 — PROVIDE A REPORT RELATED TO USE OF MOUNTAINTOP REMOVAL COAL MINING

WHEREAS: Dominion is a vertically integrated energy company providing a full array of energy-related operations and services, such as the generation, transmission, distribution and marketing of electricity.

Dominion Resources has stated that it is “committed to meeting its customers’ energy needs in a manner consistent with a clean environment. We believe it is both good business practice and our duty to protect the natural and cultural resources of the communities we serve. In keeping with this belief, it is our policy to conduct our business in an environmentally responsible manner that protects the public, our employees, and the earth that we all share.” (www.dom.com)

Yet Dominion Resources purchases a large fraction of the coal used in its energy-related operations and services from companies that practice mountaintop removal coal mining, a highly controversial practice that has adverse impacts on communities, the environment, and public health.

As of 2009, mountaintop removal coal mining has permanently erased more than 470 peaks from the Appalachian skyline, buried or polluted more than 1,200 miles of pristine headwater streams, and swept away more than 800 square miles of one of America’s most diverse and valuable ecosystems. (http://www.epa.gov/region3/mtntop/index.htm) EPA has placed 79 mountaintop removal coal mining projects on hold to review the permits due to concerns regarding water quality and environmental health.

Old growth forests, like in Appalachia, are important carbon sinks that store atmospheric carbon dioxide. Deforestation is the second leading source of human-caused greenhouse gas emissions worldwide. The carbon in forests destroyed by mountaintop removal coal mining each year equals roughly the annual emissions from two 800-megawatt coal-fired power plants.

Mountaintop removal coal mining blights communities. Of the approximately 500,000 acres of land covered by surface-mining permits in Kentucky over the last decade, less than 14,000 acres are scheduled to be reclaimed for commercial, residential, industrial or recreational development, according to state mining authorities.

Left unchecked, mountaintop removal coal mining will continue to irreversibly destroy the people, communities, cultural heritage, and environment of the Appalachian coalfields. By consuming coal extracted by mountaintop removal coal mining, Dominion is responsible, in part, for the permanent destruction to date of the Appalachian coalfields and the wildlife resources of the Appalachian Mountains.

Dominion management has acknowledged the controversial nature of using coal from mountaintop removal coal mining: at the 2008 annual shareholders’ meeting, CEO Tom Farrell said “I wish I could tell you we will never burn another ton of mountaintop coal.”

At least one of Dominion’s competitors, Duke Energy, requested (on May 26, 2010) that its coal suppliers submit information and price estimates for providing coal that is not obtained through mountaintop removal coal mining.

RESOLVED: Shareholders request that Dominion’s Board of Directors publish a report, at reasonable cost and omitting proprietary information, by February, 2012 assessing (i) the impact of Dominion’s use of coal obtained through mountaintop removal coal mining, and (ii) the impact and optimum timing of a future policy ending use of coal obtained through mountaintop removal coal mining in Dominion’s energy-related operations and services.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion uses a variety of fuels to power its electric generation facilities. Worldwide market conditions are continuously evaluated to ensure a range of supply options at reasonable prices that are dependent on the market environment.

In purchasing our coal supply, one of our primary selection criteria is that the material be of the appropriate quality that meets our generating plant’s environmental and operational limits. In addition, the cost of the fuel supply, regardless of the type, must be reasonable. These two factors are key drivers to the successful operation of our generation facilities. Dominion does not own or operate coal mines and, as such, our coal supply is obtained through long-term contracts and short-term spot agreements from both domestic and international suppliers. It is likely that some portion of the domestic coal purchased by Dominion from brokers and suppliers is obtained from coal mines that use a mining practice that is characterized as “mountaintop mining.” As part of our purchasing criteria, we require all of our vendors to be in compliance with all federal and state regulations. These regulations include those that govern the practice of mountaintop mining, such as those that pertain to environmental permitting. The U.S. Environmental Protection Agency is in the process of evaluating and potentially strengthening the environmental rules and regulations for this type of mining.

As one of the nation’s leading energy providers, it is our responsibility to provide a reliable source of electricity to our customers at a reasonable cost. Dominion is also committed to balancing the interdependent goals of meeting our customers’ energy needs, providing value to our shareholders and being a good environmental steward.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 6 — SET AND PURSUE GOAL FOR 20% RENEWABLE ELECTRICITY ENERGY GENERATION BY 2024

Resolution: The shareholders request that Dominion Resources set and pursue a company goal to achieve 20% renewable electricity energy generation by 2024.

Rationale: Electricity production accounts for 40% of world CO2 emission (US Energy Information Administration). Coal contributes 80% of the US CO2 production from electricity generation (EIA).

The International Energy Agency, Intergovernmental Panel on Climate Change, and World Energy Council agree that quick, aggressive action is needed to reduce carbon-based energy sources and expand renewable resources, to prevent dangerous interference with the climate system. Climate change produces devastating ecological damage and negative human health effects. Companies are financially impacted both by weakened economies and a probable future direct tax on carbon emissions.

Mountaintop removal mining removes whole mountaintops and fills stream valleys. A coal plant burning 1.6 million tons of coal concentrates two tons of uranium and five tons of thorium in fly ash. At over 50 tons per year, coal plants are this nation’s largest producers of mercury (EPA). Coal sludge spills and fly-ash mitigation are damaging and costly, with 126 million tons of coal waste annually (National Research Council). Coal-fired plants cause premature deaths of 24,000 Americans annually (American Lung Association). The Virginia Governor’s Commission on Climate Change came within one vote of banning all new coal-fired plants (2008). Federal hindrances to mountaintop removal mining continue to mount.

This 20% goal, roughly 3000 MW, is achievable by implementing off-shore and on-shore wind power, rooftop solar, biomass generation, and conservation measures.

Wind power constituted 42% of all new US electric power installations in 2008. With the current 28,000 MW of installed US wind power, rates are comparable to wholesale electric power (US Department of Energy Efficiency and Renewable Energy). Virginia is lagging other states in installed wind power. EERE forecasts the cumulative economic benefits from 1000 MW of Virginia wind power at $1.2 billion.

Current tax and financial policy is very favorable to wind, with 30% investment tax credit, bonus depreciation, loan guarantees, grants, and transmission assistance. Using existing production facilities, Dominion could install 3000 MW of wind power by 2024 in Virginia coastal waters; developing 20% of the mid-Atlantic offshore wind sites would yield 33,000 MW (VCREC). In addition, on-shore wind farms are a profitable, cleaner and less conflict-laden alternative to new coal or nuclear plants and their associated mining.

Distributed solar is benefited by available tax credits, and could be financed by Dominion at a profit. The ACEEE report shows that energy efficiency measures can offset 20% of Virginia electricity needs by 2025.

Currently, Dominion’s stated policy of commitment to the Virginia voluntary goal of 15% renewable by 2025 is not reflected in the company’s own Integrated Resource Plans. Taking on this goal would align Dominion’s plans with stated policy.

By shifting to electricity generation that is free of the environmental, health, and financial handicaps of coal, Dominion will position itself for future financial success.

Recommended reading:

Plan B 4.0

Earth: The Sequel

Big Coal

Coal River

http://www1.eere.energy.gov/windandhydro/

http://www.epa.gov/cleanenergy/

http://vwec.cisat.jmu.edu/

http://www.awea.org/

http://www.vcerc.org/

http://www.repoweramerica.org/

http://www.ucsusa.org/clean_energy/

http://www.350.org/

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion takes its responsibility for environmental stewardship seriously and is committed to using and developing renewable energy sources to help meet the current and future energy demands of its customers. We expect renewable energy will be an important component of a diverse and reliable energy mix for Dominion, and we continue to seek out opportunities to invest in renewable sources at a reasonable cost and in a prudent manner.

We are committed to meeting Virginia’s voluntary goal of 15 percent of base year (2007) electricity sales coming from renewable energy sources by 2025 and North Carolina’s mandatory renewable standard of 12.5 percent by 2021. Our current renewable energy portfolio includes several hydroelectric power stations in Virginia and North Carolina, facilities using biomass (wood waste) in Virginia and wind farms in West Virginia and Indiana. Also, after our Virginia City Hybrid Energy Center becomes commercially operational, we plan to use at least 10% biomass, and have approval for up to 20% biomass at that station. We have also announced that we are developing a 4MW integrated solar and battery storage demonstration project in Virginia and we continue to develop several wind projects in Virginia. Dominion continues to explore opportunities to develop new renewable facilities that will help us meet these goals.

However, PJM Interconnection, the regional transmission organization for the Midwest-to-mid-Atlantic region, forecasts Dominion’s summer peak demand for electricity to increase by more than 4,500 megawatts over the next decade – the equivalent of the electric needs of 1.1 million new homes. Dominion intends to meet this growing energy demand using a mix of highly reliable and economic generation sources. Renewable energy is and will be an important component of this balanced energy mix. However, generation facilities based on renewable energy technology that is currently available, such as wind, have relatively low capacity factors and are generally unreliable to serve as a baseload resource to meet electrical power demand. Therefore, while renewable facilities will play an important role in our growth strategy for the future, renewable facilities simply cannot be considered as a substitute for large-scale replacement of fossil-fuel or nuclear generation facilities.

As one of the nation’s leading energy providers, it is our responsibility to provide a reliable source of electricity to our customers. Keeping that primary responsibility in mind, Dominion is committed to working toward a sustainable solution that balances the interdependent goals of meeting our customers’ energy needs, providing value to our shareholders and being an environmental steward.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 7 — PROVIDE A REPORT ON FINANCIAL RISKS OF CONTINUED RELIANCE ON COAL

Whereas:

For electric power companies, continued reliance on coal is increasingly problematic in the face of declining reserves of high quality central Appalachian coal, unprecedented price increases and coal price volatility, and the high cost of carbon capture and storage for coal plants. By comparison, natural gas prices have reached record lows and supplies are increasingly abundant in the U.S., and costs for wind and solar are declining.

Coal combustion for electricity is a major contributor to air pollution, accounting for one third of the nitrous oxide (NOx), 50% of the mercury, a hazardous air pollutant, and over 36% of the carbon dioxide (CO2) emitted in the U.S. Older coal plants emit substantially more of these pollutants per megawatt hour (MWh) than newer plants.

The U.S. Environmental Protection Agency (EPA) is moving, in some cases pursuant to court order, to tighten regulation of the air, water and waste impacts of coal plants. Industry analysts (Bernstein Research, Jeffries & Company, Standard & Poor’s, Wood Mackenzie) have concluded that the cost of additional environmental control equipment for NOx, particulates and mercury may make it uneconomic to retrofit small, older coal plants. Pending EPA regulations governing storage and disposal of coal combustion wastes will likely increase operating costs for coal plants.

EPA is also developing regulations for CO2 and other greenhouse gas emissions. However, the lack of national climate policy to reduce CO2 emissions further adds to economic uncertainty for coal plants. Commercial deployment of carbon capture and storage technology for coal plants is 10 to 15 years away and “would increase electricity costs by about 30 – 80%,” the U.S. Government Accountability Office reports.

This unprecedented combination of forces has led a number of utility companies to announce coal plant retirements. Dominion has stated that it expects to close two aging coal plants in Massachusetts and Indiana within 5-7 years if environmental regulations occur as expected, as it would become uneconomic to run them. Nevertheless, with 41% of its 2009 electric generation originating from coal-fired units, Dominion will remain heavily reliant on coal. Coal combustion contributes more than 90% to the company’s total NOx, SO2, CO2 and mercury emissions, according to a data extrapolated from the report Benchmarking Air Emissions of the 100 Largest Electric Power Producers in the United States (Natural Resources Defense Council, 2010).

Resolved:

Shareowners request that Dominion’s Board of Directors, at reasonable cost and omitting proprietary information, issue a report by September 2011 on the financial risks of continued reliance on coal contrasted with increased investments in efficiency and cleaner energy, including assessment of the cumulative costs of environmental compliance for coal plants compared to alternative generating sources.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Our annual Integrated Resource Plan, which is filed with the states of Virginia and North Carolina, provides information regarding the mix of resources necessary to meet future energy and capacity needs of our growing service territory in an efficient and reliable manner at the lowest reasonable cost. In particular, the Integrated Resources Plan (the Plan) identifies the need for additional electric generating capacity from an additional emissions-free nuclear unit, several low-emission natural gas-fired units and renewable power stations in the form of wind and biomass as well as increased customer conservation measures to meet rising demand. Additionally, the Plan considers the cost to comply with known environmental regulations on both existing and future generation resources. An updated Plan will be filed with Virginia later this year.

The development of our energy portfolio must be balanced with customer needs. According to PJM Interconnection, the regional transmission organization for the Midwest-to-mid-Atlantic region, Dominion’s summer peak demand for electricity is expected to increase by more than 4,500 megawatts over the next decade – the equivalent of the electric needs of 1.1 million new homes. Dominion’s “Powering Virginia” plan addresses the projected increase in demand with a comprehensive approach that combines conservation and efficiency programs with new electric generation fueled by diverse sources, along with transmission and distribution projects. We must balance the expected increase in energy demand of our customers and our responsibility to provide reliable electricity at a reasonable cost.

Regarding the financial risks of developing our energy portfolio, Dominion evaluates the economic feasibility of each of its generation assets on a routine basis which includes assessments of financial impacts from existing and expected future environmental regulatory requirements. Dominion has already installed a significant amount of environmental control technology over the past several years at its coal facilities to reduce emissions to mitigate impacts to the environment and meet environmental requirements. By 2015, we expect to have spent $3.7 billion on environmental improvements to our merchant and utility generating fleet. As the environmental regulatory landscape evolves, we will continue to evaluate all available options to meet both environmental requirements and customer needs. This may involve installation of additional control equipment, potential early retirement of units, and/or new build or fuel conversion options.

Dominion is committed to evaluating a variety of generation resources, including renewables, nuclear and conventional technology, coupled with demand-side resources, conservation programs, energy efficiency and market purchases to best match the needs of its customers while providing the fuel diversity needed to minimize risks associated with changing market conditions. Dominion has a balanced approach to developing its energy portfolio whereby the financial risks of reliance on coal are continually evaluated as environmental regulations evolve and are measured against all other viable alternatives in a way that is in the best interests of our shareholders and customers.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 8 — NEW NUCLEAR CONSTRUCTION

RESOLVED, that the shareholders of Dominion Resources urge the Board of Directors to: be open and honest with us about the enormous costs and risks of new nuclear construction; invest in demand control and new renewable generation sources for the safest and quickest returns to shareholders, stakeholders, community and country; and therefore, stop wasting shareholder money by pursuing the increasingly costly and unnecessary risky venture of a new nuclear unit.

Supporting Statement

1.	New nuclear units are the riskiest possible investment for Dominion Resources in terms of financial risk, length of time to completion, and the complications of government involvement. In the past 60 years, almost every utility company that went bankrupt went bankrupt because of a new nuclear facility.
2.	The following options offer significantly cheaper, faster, cleaner, and safer solutions for the electric system: reducing demand (conservation, efficiencies, and new technologies); using proven and reliable renewable sources of energy (on and off shore wind, thermal solar, PV, biomass, and tidal) and natural gas; incorporating distributed electricity; and utilizing smart meters and smart grid. These are all domestic options versus this planned nuclear plant which is to built by the Japanese and fueled with increasingly expensive and diminishing foreign fuel. The costs of these alternatives have dropped over the past four years while the costs of new nuclear units have soared.
3.	Dominion Resources is proceeding with its single biggest planned investment – the new nuclear unit — without telling the shareholders a price or even a range of prices. They are on the third vendor in 8 years and already 6 years behind their original opening date of 2012; the two new nuclear units under construction in western nations (France and Finland) are both currently at least 50% over budget and three to five years behind schedule. Original North Anna 3 and 4 were cancelled in 1982, having cost the ratepayers over $600 million for zero yield.
4.	Management of Dominion Resources has repeatedly failed to respond to shareholder or public requests for pertinent information, citing “proprietary” information (even though similar information is publicly available and has been released by utilities in nearby states), or using language such as “we have not made a decision” (even though they continue to spend millions of taxpayer and shareholder funds for legal, bureaucratic, and lobbying costs).
5.	Shareholders of Dominion Resources want to minimize risk, keep the dividend safe, have a conservative balance sheet, and maintain a slow, steady growth of EPS and share price. Constructing a new nuclear unit negatively affects all these items,

Recommended reading and verifiable information:

For specifics on North Anna: pacevirginia.org

(local, all-volunteer organization)

For the science: www.ieer.org

(Arjun Makhijani, Ph.D.)

For costs: www.energyeconomyonline.com

(Craig Severance, CPA)

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

Dominion’s Integrated Resource Plan includes a diverse mix of resources necessary to meet future energy and capacity needs of our growing service territory in an efficient and reliable manner at the lowest reasonable cost. This diversity has consistently proven to benefit our customers in terms of being the most cost-effective and reliable way to meet their energy needs. Dominion’s existing nuclear units in Virginia are among our lowest-cost sources of electricity.

To meet the growing demand for electricity, Dominion is committed to evaluating a variety of generation resources, including renewables, nuclear and conventional technology, coupled with demand-side resources, conservation programs, energy efficiency and market purchases to best match the needs of its customers while providing the fuel diversity needed to minimize risks associated with changing market conditions. Clean-burning natural gas facilities, such as our power station under construction in Buckingham County, Virginia will help meet part of this future energy and capacity need. Generation facilities based on renewable energy technology that is currently available, such as wind, tidal and solar, however, have relatively low capacity factors and are generally unreliable to serve as a baseload resource to meet electrical power demand. Therefore, while renewable facilities will play an important role in our growth strategy for the future, renewable facilities simply cannot be considered as a substitute for large-scale replacement of fossil-fuel or nuclear generation facilities.

As part of our plan, we are evaluating a possible expansion of our North Anna Power Station in Louisa County, Virginia, to add another reactor. A new unit at North Anna would be a virtually carbon-free major power source that could meet the energy needs of as many as 375,000 homes. The legislative and regulatory environment in Virginia is supportive of new nuclear sources of energy, and Dominion, with its experience as a safe, competitive, world-class nuclear operation, is well-positioned to consider a third reactor at North Anna. While licensing and preliminary design, planning and site work are progressing, a final decision has not been made on the expansion of our North Anna Power Station. Only after thorough analysis, including the results of the ongoing work, will our Board determine whether to move forward with such expansion and under what circumstances. Key considerations include long-term shareholder value, environmental, customer and regulatory considerations, risk and mitigation considerations and financial considerations. At this stage in development, we cannot provide detailed information as to project costs due to confidentiality obligations as well as the competitively sensitive nature of such information. If Dominion makes a final determination to proceed with construction of a new reactor at North Anna, we will be required to obtain various regulatory approvals, including the approval of the Virginia State Corporation Commission, and will submit information supporting the costs of the project to the applicable regulatory authority as part of such proceedings. Our company would not propose, and the Virginia State Corporation Commission would not approve, construction of a new nuclear unit unless it was deemed to be in the best interests, including financial interests, of our customers.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 9 — ADOPT POLICY FOR INDEPENDENT CHAIRMAN OF THE BOARD

RESOLVED: That stockholders of Dominion Resources Inc. (“the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Dominion Resources. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company Thomas F. Farrell II holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as Chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at the Company, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board recently stated, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The Board is committed to protecting shareholders’ interests by providing independent oversight of management, including the CEO, and has adopted policies that foster director independence. Our Corporate Governance Guidelines require that a majority of the directors be independent and that the Audit Committee and the Compensation, Governance and Nominating Committee to be composed only of independent directors. All directors of the Board, except for the Chairman of the Board (Chairman), and all members of all of the Board’s committees are independent.

Our Corporate Governance Guidelines designate the CGN Committee Chairman as Dominion’s Lead Director when the Chairman of the Board is not an independent director. The duties and responsibilities of the Lead Director include (i) presiding at all meetings of the Board when the Chairman is not present, including executive sessions of the independent directors; (ii) serving as a liaison on Board-wide issues between the Chairman and the independent Directors; (iii) having the authority to call meetings of the independent Directors, as needed; (iv) reviewing and consulting with the Chairman on Board meeting agendas and information sent to the Board; and (v) reviewing and consulting with the Chairman on Board meeting schedules to assure sufficient time for discussion of all agenda items. The Board believes that designating a Lead Director as well as having a majority of independent directors provides an effective counterbalance to the combined Chairman and CEO role.

The Board also does not believe that achieving independent oversight of management requires an independent director to be Chairman at all times, or that the goal of achieving independent oversight is always the one goal that is appropriately paramount when the Chairman is selected. Consequently, our Corporate Governance Guidelines provide that the Board must determine from time to time whether or not to have a combined CEO and Chairman, taking into consideration succession planning, the skills and experience of the individuals filling these positions and other relevant factors. As explained further under Board Leadership Structure and Role in Risk Oversight, the Board believes that the most effective leadership structure for Dominion at this time is for Mr. Farrell to serve as both Dominion’s CEO and Chairman.

The Board believes that adopting a policy that restricts the Board’s discretion in selecting the Chairman would deprive the Board of the ability to select the most qualified individual to lead the Board as the Chairman in the current circumstances. We ask our shareholders to recognize the benefits of the Board’s decision to maintain this flexibility for the reasons described above and to vote against the proposal to require an independent Chairman.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 10 — SHAREHOLDER ACTION BY WRITTEN CONSENT

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” for executive pay — $15 million for our CEO Thomas Farrell.

Mr. Farrell also received a 2009 equity award of time-vesting restricted stock of $3 million for 2009. The Corporate Library said that any equity award should have performance-vesting features in order to assure full alignment with shareholder interests.

Frank Royal had 16-years long-tenure as director – independence concern. Plus Mr. Royal chaired our combination committee for executive pay and nominations. George Davidson was inside-related (with $40,000 in non-director payments) – another independence concern and was allowed on our Audit Committee. Three directors were beyond age 70 – succession-planning concern – and were allowed to keep 4 of the 10 seats on our most important board committees.

Our board was the only significant directorship for five of our directors. This could indicate a lack of current transferable director experience for almost half of our board. And these five directors were assigned to 6 of the 10 seats on our most important board committees.

One of our newest directors, William Barr, was on the Time Warner board rated “D” by The Corporate Library. Our company omits key information regarding the identity of shareholder proposal proponents. Trillium Asset Management and John Chevedden submitted two of the shareholder proposals to our company in 2010.

We had no shareholder right to call a special shareholder meeting, no independent board chairman or even a Lead Director, no proxy access and no cumulative voting.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Shareholder Action by Written Consent – Yes on 10.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The Board believes that the proposed written consent process, as compared to shareholders acting in person or by proxy at a meeting, is not in the best interests of Dominion’s shareholders. Implementation of this proposal would allow a simple majority of shareholders to take significant action without a shareholder meeting, without the involvement of other shareholders and without the opportunity for debate of the merits or consequences such an action presents. Under Dominion’s Articles of Incorporation and Amended and Restated Bylaws, all of Dominion’s shareholders have the opportunity to participate either in person or by proxy in meetings called to determine proposed actions. The SEC’s process for soliciting meeting proxies, and the conduct of the meeting itself, create the opportunities for full consideration of the reasons for and against the proposed action. Dominion’s meetings are normally attended in person or by proxy by at least 80% of the company’s shareholders. This proposal would make it possible for any group of shareholders constituting a bare majority to take action without a meeting, potentially without prior notice to the other shareholders or Dominion, and before other shareholders have an opportunity to participate and all arguments can be heard. Smaller shareholders, in particular, may be completely disenfranchised under this proposed process.

Under Virginia law, which governs Dominion, a company’s shareholders can act without a meeting only by a unanimous written consent signed by every shareholder entitled to vote on the action, unless otherwise provided by the company’s Articles of Incorporation. This unanimous consent provision protects all shareholders against the potential self-interested actions of a few large shareholders. However, if this proposal was implemented, a group of shareholders would have the ability to act by written consent, however frequently and at any time, and possibly without the consideration of minority shareholders.

Dominion holds shareholders’ meetings annually, and under Virginia law, must hold a meeting at least every 15 months. Under Dominion’s Bylaws and SEC rules and regulations, shareholders have the ability at those meetings to present appropriate proposals of their own, and to nominate individuals of their choosing to become members of the board. Consequently, the written consent procedure does not create a right for shareholders to take any actions they are not already in a position to take at a meeting. We believe that all shareholders should have an opportunity to be informed about, and vote on, significant actions and proposals. Acting on matters and proposals at a meeting is an inherently more open process than acting by written consent, and ensures the presentation of information to all shareholders for consideration.

Dominion is proud to have in place corporate governance practices that are viewed as best practices, which include the election of directors by a majority of the votes cast in uncontested elections, no supermajority voting provisions in our Bylaws and Articles of Incorporation and having a Lead Director.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 11 — SHAREHOLDER APPROVAL FOR ANY FUTURE EXTRAORDINARY RETIREMENT BENEFITS FOR SENIOR EXECUTIVES

RESOLVED: The shareholders of Dominion Resources, Inc. urge the Board of Directors to seek shareholder approval for any future extraordinary retirement benefits for senior executives. The Board should implement this policy in a manner that does not violate any existing employment agreement or other contract, or any vested pension benefit.

For purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Supplemental executive retirement plans (“SERPs”) provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by federal tax law. The associated pension liabilities for these SERPs can be significant.

For example, in addition to its pension plan generally available to other employees, Dominion provides two special retirement plans for top executives: the Benefit Restoration Plan (“BRP”) and the Executive Supplemental Retirement Plan (“ESRP”). In last year’s proxy, the Company estimated that the present value of accumulated benefits payable to CEO Thomas Farrell under all of these plans exceeded $17.4 million.

The BRP is designed to pay eligible executives an additional retirement benefit to make up for benefit reductions under the regular pension plan due to the limitations of federal tax law on benefits paid to highly compensated employees. Under the ESRP, executives receive yet another annual retirement benefit equal to 25% of the executive’s final cash compensation. Unlike the regular pension plan, compensation counted under the ESRP includes both base salary and the executive’s target annual bonus.

Eligible executives receive the ESRP benefit for at least ten years after retirement, but the Company can also grant these benefits to certain executives for their lifetimes. Dominion has granted this lifetime benefit to Mr. Farrell and to Executive Vice President Paul Koonce, and also to Executive Vice Presidents Mark McGettrick and David Christian once they meet certain service requirements.

In our view, these supplemental executive plans are unreasonable. In light of the high levels of executive pay at our Company, it is simply not credible for our Board to suggest that these lucrative retirement benefits are necessary to recruit or retain talented executives.

During 2009, Dominion awarded more than $29 million in total compensation to only six top executives. At these compensation levels, we believe our senior executives should be able to adequately finance a comfortable retirement, without also receiving special retirement benefits not generally available to other employees.

To help ensure that the use of SERPs is in the best interests of shareholders, we believe these benefits should be submitted for shareholder approval. Because it may not always be practical to seek prior approval, the Company has the option under our proposal to seek shareholder approval after the material terms have been agreed upon with an executive.

For these reasons, we urge shareholders to vote for this resolution.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders vote AGAINST this proposal.

The Board of Directors recommends that shareholders reject this proposal. This proposal was previously submitted in 2006 and 2008 and rejected by our shareholders both times. Dominion continues to believe that such a policy would not be in the best interests of the company or our shareholders for the reasons set forth below.

The CGN Committee of the Board, which is composed solely of independent directors, is responsible for reviewing our retirement programs and policies for executives, with the assistance of our independent executive compensation consultant, Pearl Meyer & Partners. We believe that the retirement benefits for executive officers accomplish the objectives discussed in our Compensation Discussion and Analysis and are consistent with market practice. Any agreement with an individual executive officer is approved by the CGN Committee as appropriate to accomplish specific purposes with respect to that executive. The implementation of this proposal would substantially disrupt this process and impede the necessary flexibility in making these decisions.

With respect to the retirement plans referred to by the Proponent, Dominion maintains a Retirement Benefit Restoration Plan (BRP) for senior executives. The BRP uses the same formula for calculating pension benefits as the formula used for calculating pension benefits under the tax-qualified plan for all employees, providing retirement benefits that were disallowed under the qualified plan because of tax code limits. Not offering a benefit restoration plan would penalize executives and treat them differently from other employees who receive a pension on their full salary. The Executive Supplemental Retirement Plan (ESRP) is designed to provide a retirement benefit for executives that is similar in proportion to retirement benefits for other employees. Under our pay for performance system, a majority of an executive’s compensation is tied to annual and long-term incentive compensation rather than base salary, which is the majority of our employees’ compensation. Our 401(k) Plan and Pension Plan (even as increased by the BRP benefit) provide benefits calculated on base salary only. While this is appropriate for most employees, such limited coverage provides a retirement benefit on only a fraction of a senior executive’s compensation. The ESRP provides an annual retirement benefit for 10 years (or life for certain senior executives) that covers a portion (25%) of final base salary and target annual bonus to help bridge the gap in retirement coverage and, more importantly, to provide a strong retention tool. The ESRP and the other retirement plans do not provide any benefits for long-term incentive pay, which constitutes a majority of the compensation for our senior executives.

Unlike the retirement plans for other employees, both the ESRP and BRP include a provision requiring the recipients to comply with non-competition and confidentiality agreements as a condition to receiving any benefits under these plans. These provisions have proven to be an effective means of preventing executives from “retiring” at Dominion, only to become an executive for a competitor. The few executives who have done so in past years have forfeited their benefits under the ESRP and BRP.

A requirement to call a special shareholder meeting to approve these retirement benefits would require Dominion to incur significant time and expense that does not serve the best interests of shareholders. Making an offer that is contingent on shareholder approval would not be as compelling to the executive whom we are attempting to hire or retain. Further, for the executives who decline to be subject to the delay or uncertainty, the proposal would force the CGN Committee to consider more costly means to compensate or recruit the executives in these situations. Dominion has been successful in retaining an effective management team and believes that our current practices serve the long-term interests of our shareholders. The structure of the particular plans, programs and elements of compensation for executive officers should continue to be decided by the independent CGN Committee based on its expertise and experience.

Your Board of Directors recommends that you vote AGAINST this proposal.

www.dom.com

2010 Annual Report on Form 10-K

You may request, without charge, a copy of Dominion's 2010 Form 10-K, excluding exhibits, by:

Emailing:
Shareholder.Services@dom.com

Calling:
1.800.552.4034

Or, you may view our Form 10-K on our website at **www.dom.com**.

2011 PROXY CARD

This proxy is solicited on behalf of the Board of Directors.

IMPORTANT: PLEASE SEE REVERSE SIDE

FOR INFORMATION ABOUT YOUR VOTING CHOICES.

This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” the 12 director nominees named in the proxy statement and Items 2-3, for “1 YEAR” on Item 4, and “AGAINST” Items 5-11.

Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 12, 2011, and at any and all adjournments.

, 2011

Signature Date

, 2011

Signature (if held jointly) Date

Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261

To Our Shareholders:

Let your voice be heard . . ..

Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy card by mail.

All mail, Internet and telephone votes must be received by 6:00 a.m.

Eastern Time on the day of the 2011 Annual Meeting.

Vote Your Proxy

1 By Phone…

Call toll-free 1-888-693-8683 using a touch-tone phone.

2 By Internet…

Access the Website at http://www.cesvote.com; or

3 By Mail…

Return your proxy in the postage-paid envelope provided;

You may view our 2011 Proxy Statement, 2010 Summary Annual Report and 2010 Annual Report on Form 10-K online at www.dom.com/proxy

2011 PROXY CARD

Dominion Resources, Inc.

The Board of Directors recommends a vote “FOR” each of these director nominees and Items 2 and 3.

1. Election of Directors. The nominees are:

FOR AGAINST ABSTAIN

01. William P. Barr 02. Peter W. Brown 03. George A. Davidson, Jr. 04. Helen E. Dragas 05. Thomas F. Farrell II 06. John W. Harris 07. Robert S. Jepson, Jr. 08. Mark J. Kington 09. Margaret A. McKenna 10. Frank S. Royal 11. Robert H. Spilman, Jr. 12. David A. Wollard

2. Ratification of appointment of the independent auditors for 2011

FOR AGAINST ABSTAIN

3. Advisory Vote on Executive Compensation (“Say on Pay”)

FOR AGAINST ABSTAIN

The Board of Directors recommends a vote for “1 YEAR” on Item 4.

4. Advisory Vote on the Frequency of the Say on Pay Vote

1 YEAR 2 YEARS 3 YEARS ABSTAIN

The Board of Directors recommends a vote “AGAINST” Items 5-11.

5. Report Related to Use of Mountaintop Removal Coal Mining

FOR AGAINST ABSTAIN

6. 20% Renewable Electricity Energy Generation by 2024

FOR AGAINST ABSTAIN

7. Report on Financial Risks of Continued Reliance on Coal

FOR AGAINST ABSTAIN

8. New Nuclear Construction

FOR AGAINST ABSTAIN

9. Policy for Independent Chairman of the Board

FOR AGAINST ABSTAIN

10. Shareholder Action by Written Consent

FOR AGAINST ABSTAIN

11. Executive Supplemental Retirement Benefits

FOR AGAINST ABSTAIN

To access future proxy materials and annual reports via Internet only, please check this box.*

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

IF YOU ARE VOTING BY MAIL,

please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

ATTENDING THE MEETING

In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver’s license or passport. An Admission Ticket can be requested by contacting Dominion Shareholder Services at 1-800-552-4034 or by emailing shareholder.services@dom.com. For more information on what to bring to be admitted to the Annual Meeting, please see page 4 of the Proxy Statement. Directions to the 2011 Annual Meeting are available on www.dom.com/proxy. *By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the Internet. By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

2011 VOTING INSTRUCTION CARD

Dominion®

IMPORTANT: PLEASE SEE REVERSE SIDE

FOR INFORMATION ABOUT YOUR VOTING CHOICES.

Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261

To Employee Savings Plan Participants:

Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Please read the proxy statement carefully and instruct the Trustee how to vote your shares.

You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your voting instruction card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your voting card by mail.

All voting instructions must be received by 6:00 a.m. Eastern Time on Friday, May 6, 2011 to be counted in the final tabulation.

Voting instructions are solicited for the Annual Meeting of Shareholders, to be held May 12, 2011, by the Trustee for the various retirement plans sponsored by Dominion Resources, Inc.

I acknowledge receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report (Summary and Form 10-K) for the Annual Meeting of Shareholders of Dominion Resources, Inc. I hereby instruct the Trustee to vote the Dominion shares relating to my Plan account at such Annual Meeting as indicated on the reverse side.

This voting instruction card, when properly executed, will be voted as directed. If this card is returned signed with no direction given or is not returned at all, your shares will be voted by the Trustee as directed by an independent fiduciary hired by the Plan Administrator.

All voting instructions will be kept confidential.

, 2011

Signature Date

Vote Your Shares

1 By Phone…

Call toll-free 1-888-693-8683 using a touch-tone phone.

2 By Internet…

Access the Website at http://www.cesvote.com; or

3 By Mail…

Return your voting instruction card in the postage-paid envelope provided;

You may view our 2011 Proxy Statement, 2010 Summary Annual Report and 2010 Annual Report on Form 10-K online at www.dom.com/proxy

2011 VOTING INSTRUCTION CARD

Dominion Resources, Inc.

The Board of Directors recommends a vote “FOR” each of these director nominees and Items 2 and 3.

1. Election of Directors. The nominees are:

FOR AGAINST ABSTAIN

01. William P. Barr 02. Peter W. Brown 03. George A. Davidson, Jr. 04. Helen E. Dragas 05. Thomas F. Farrell II 06. John W. Harris 07. Robert S. Jepson, Jr. 08. Mark J. Kington 09. Margaret A. McKenna 10. Frank S. Royal 11. Robert H. Spilman, Jr. 12. David A. Wollard

2. Ratification of appointment of the independent auditors for 2011

FOR

AGAINST

ABSTAIN

3. Advisory Vote on Executive Compensation (“Say on Pay”)

FOR

AGAINST

ABSTAIN

The Board of Directors recommends a vote for “1 YEAR” on Item 4.

4. Advisory Vote on the Frequency of the Say on Pay Vote

1 YEAR

2 YEARS

3 YEARS

ABSTAIN

The Board of Directors recommends a vote “AGAINST” Items 5-11.

5. Report Related to Use of Mountaintop Removal Coal Mining

FOR

AGAINST

ABSTAIN

6. 20% Renewable Electricity Energy Generation by 2024

FOR

AGAINST

ABSTAIN

7. Report on Financial Risks of Continued Reliance on Coal

FOR

AGAINST

ABSTAIN

8. New Nuclear Construction

FOR

AGAINST

ABSTAIN

9. Policy for Independent Chairman of the Board

FOR

AGAINST

ABSTAIN

10. Shareholder Action by Written Consent

FOR

AGAINST

ABSTAIN

11. Executive Supplemental Retirement Benefits

FOR

AGAINST

ABSTAIN

To access future proxy materials and annual reports via Internet only, please check this box.*

IMPORTANT–THIS VOTING INSTRUCTION CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

IF YOU ARE VOTING BY MAIL,

please sign and date your voting instruction card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope.

*By marking this box, you are consenting to receive future Dominion annual reports and proxy statements, including the meeting notice, over the Internet. By making this election, you will save your company the cost of printing these documents and you will help preserve environmental resources.

Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site.

2011 PROXY CARD

This proxy is solicited on behalf of the Board of Directors.

The Board of Directors recommends a vote “FOR” the 12 director nominees named in the proxy statement and Items 2-3, for “1 YEAR” on Item 4, and “AGAINST” Items 5-11.

Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261

This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” the 12 director nominees named in the proxy statement and Items 2-3, for “1 YEAR” on Item 4, and “AGAINST” Items 5-11.

Please sign your name on the reverse side of this proxy exactly as it appears at left. When shares are held by joint tenants, both shareholders should sign.

When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SEE THE REVERSE SIDE OF THIS CARD FOR IMPORTANT VOTING INFORMATION.

PLEASE MARK, SIGN AND MAIL IN THE ENCLOSED ENVELOPE.

2011 PROXY CARD

Dominion Resources, Inc.

The Board of Directors recommends a vote “FOR” each of these director nominees and Items 2 and 3.

1. Election of Directors. The nominees are:

FOR AGAINST ABSTAIN

01. William P. Barr 02. Peter W. Brown

03. George A. Davidson, Jr. 04. Helen E. Dragas 05. Thomas F. Farrell II 06. John W. Harris 07. Robert S. Jepson, Jr. 08. Mark J. Kington 09. Margaret A. McKenna 10. Frank S. Royal 11. Robert H. Spilman, Jr. 12. David A. Wollard

Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261

2. Ratification of appointment of the independent auditors for 2011

FOR AGAINST ABSTAIN

3. Advisory vote on Executive Compensation (”Say on Pay”)

FOR AGAINST ABSTAIN The Board of Directors recommends a vote for “1 YEAR” on Item 4.

4. Advisory Vote on the Frequency of the Say on Pay Vote

1 YEAR 2 YEARS 3 YEARS ABSTAIN

The Board of Directors recommends a vote “AGAINST” Items 5-11.

5. Report Related to Use of Mountaintop Removal Coal Mining

FOR AGAINST ABSTAIN

6. 20% Renewable Electricity Energy Generation by 2024

FOR AGAINST ABSTAIN

7. Report on Financial Risks of Continued Reliance on Coal

FOR AGAINST ABSTAIN

8. New Nuclear Construction

FOR AGAINST ABSTAIN

9. Policy for Independent Chairman of the Board

FOR AGAINST ABSTAIN

10. Shareholder Action by Written Consent

FOR AGAINST ABSTAIN

11. Executive Supplemental Retirement Benefits

FOR AGAINST ABSTAIN

In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 12, 2011, and at any and all adjournments.

, 2011

Signature Date

, 2011

Signature (if held jointly) Date